     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1999
                                           REGISTRATION NO. 333-76275
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                          PRE-EFFECTIVE AMENDMENT NO. 2

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                         PATRIOT SCIENTIFIC CORPORATION
                 (Name of small business issuer in its charter)

           DELAWARE                          3674                     84-1070278
  (State or Jurisdiction of           (Primary Standard            (I.R.S. Employer
Incorporation or Organization)   Industrial Classification      Identification Number)
                                       Code Number)

                               10989 VIA FRONTERA
                           SAN DIEGO, CALIFORNIA 92127
                                 (858) 674-5000
              (Address and telephone number of principal executive
                    offices and principal place of business)

                            ROBERT PUTNAM, SECRETARY
                         PATRIOT SCIENTIFIC CORPORATION
                               10989 VIA FRONTERA
                           SAN DIEGO, CALIFORNIA 92127
                                 (858) 674-5000
            (Name, address and telephone number of agent for service)
                                   -----------

                                   COPIES TO:

                             OTTO E. SORENSEN, ESQ.
                              STEVEN J. DAVIS, ESQ.
                      LUCE, FORWARD, HAMILTON & SCRIPPS LLP
                          600 WEST BROADWAY, SUITE 2600
                           SAN DIEGO, CALIFORNIA 92101
                                 (619) 236-1414
                              (619) 232-8311 (FAX)

                                   -----------

           APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                         CALCULATION OF REGISTRATION FEE
======================================================================================================
                                                     Proposed
                                                      Maximum             Proposed
     Title of Each Class of                          Offering              Maximum           Amount of
           Securities             Amount to be       Price Per            Aggregate        Registration
        to be Registered           Registered        Security(1)        Offering Price          Fee
------------------------------------------------------------------------------------------------------
Common Stock, $.00001 par value    12,091,749          $0.60              $7,255,049        $2,016.90
------------------------------------------------------------------------------------------------------
Common Stock, $.00001 par
  value(2)                          3,507,021          $0.60              $2,104,213         $ 584.97
------------------------------------------------------------------------------------------------------
      TOTAL                        15,598,770          $0.60              $9,359,262        $2,601.87
======================================================================================================


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the Registrant's Common Stock (the "Common Stock") as reported on the OTC Electronic Bulletin Board on July 8, 1999.

(2) Issuable upon the exercise of Common Stock Purchase Warrants issued or issuable to Selling Shareholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                   Subject to Completion, Dated July 14, 1999

                             ----------------------
                               P R O S P E C T U S
                             -----------------------
                         PATRIOT SCIENTIFIC CORPORATION
                               10989 Via Frontera
                           San Diego, California 92127
                                 (858) 674-5000
                 THE RESALE OF 15,598,770 SHARES OF COMMON STOCK

The selling price will be determined by market factors at the time of their resale.

                                  THE OFFERING

This prospectus relates to the resale by the selling shareholders of up to 15,598,770 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered:

        -       1,656,966 shares are presently outstanding,

        - up to 10,434,783 shares are issuable to Swartz Private Equity, LLC based on an investment agreement dated February 24, 1999, as amended and restated as of July 12, 1999,

        - up to 1,565,217 shares are issuable upon the exercise of warrants issuable to Swartz under the investment agreement, and

        - 1,941,804 shares are issuable upon the exercise of warrants issuable to other selling shareholders.

 We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares currently outstanding and may receive proceeds from the sale of shares to Swartz and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz and certain other selling shareholders.

        Trading Symbol PTSC (Over-the-counter Electronic Bulletin Board)
                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 7

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense and should be reported immediately to the SEC by calling 1-800-SEC-0330.

PATRIOT SCIENTIFIC CORPORATION                                        PROSPECTUS



Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.


                                TABLE OF CONTENTS

                                                                  Page
PROSPECTUS SUMMARY                                                  5
      About Our Company                                             5
      About Our Products and Market                                 5
      About Our Investment Agreement                                6
      Additional Shares We are Registering                          6
      Key Facts                                                     6

RISK FACTORS                                                        7
      Our Major Product Line has had Limited Revenues               7
      We Have Incurred Significant Losses and May Continue To
        Do So                                                       7
      We Will Require Additional Financing                          8
      Our Products May Not Be Completed On Time                     8
      The Market in Which We Operate is Highly Competitive          9
      Protection of our Intellectual Property is Limited; There
        is a Risk of Claims for Infringement                        9
      We are a Defendant in a Pending Lawsuit                       10
      Our Products are Dependent on the Internet, ISDN, Java
        and Government Funding                                      10
      Violation of Section 5                                        11
      Forward-Looking Statements                                    12

PLAN OF DISTRIBUTION                                                12

SELLING SHAREHOLDERS                                                13
      Investment Agreement                                          13
            Overview                                                13
            Put Rights                                              13
            Warrants                                                14
            Violation of Section 5                                  14

                                                                  Page
            Limitations and Conditions Precedent to Our Put
              Rights                                              14
            Short Sales                                           15
            Cancellation of Puts                                  15
            Shareholder Approval                                  15
            Termination of Investment Agreement                   15
            Restrictive Covenants                                 15
            Right of First Refusal                                16
            Swartz's Right of Indemnification                     16
      Additional Shares Being Registered                          16
            Common Stock                                          16
            Warrants                                              17
      Selling Shareholders                                        18

THE COMPANY                                                       19
      General                                                     19
      Background                                                  19
      Business                                                    20
            Available Information                                 20
            Organization and Corporate Development                21
            Internet Growth and the Emergence of the Java
              Programming Language                                22
            ShBoom Microprocessor Technology                      23
                  General Background                              23
                  Industry Background                             24
                  Technology Description                          25
                  The PSC1000 Microprocessor as a Java Processor  26
                  Stage of Development                            27
                  Business Strategy                               28
                  Competition                                     29
            High Speed Data Communications Products               30
                  General Background                              30
                  ISDN and Digital Communications Description     30
                  Major Communications Division Products          30
                  Production and Marketing Strategy               32
                  Competition                                     32
            Radar and Antenna Technology                          32
                  General Background                              32
                  Gas Antenna Technology Description              33
                  Ground Penetrating Radar Technology
                    Description                                   33
                  Stage of Development                            34
                  Business Strategy                               34
                  Competition                                     34
      Research and Development                                    34
      Licenses, Patents, Trade Secrets and Other Proprietary
        Rights                                                    35
      Marketing and Distribution                                  38
      Dependence Upon Single Customers                            38
      Facilities                                                  39
      Employees                                                   39
      Government Regulation                                       39

USE OF PROCEEDS                                                   40

                                                                  Page
LITIGATION                                                        41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS                             41
      Results of Operations for the Years Ended
        May 31, 1998 and 1997                                     42
      Results of Operations for the Nine Months Ended
        February 28, 1999 and 1998                                43
      Liquidity and Capital Resources                             44
      Potential Violation of Section 5 of the Securities Act      46
      New Accounting Pronouncements                               46
      Tax Loss Carry-forwards                                     47
      Year 2000 Compliance                                        47

MANAGEMENT                                                        48
      Identification of Directors and Executive Officers          48
      Biographical Information                                    49
      General Conflicts of Interest                               51
      Indemnification of Officers, Directors and Others           52
      Exclusion of Director Liability                             52
      Executive Compensation                                      52
      Option Grants                                               54
      Aggregated Option Exercises and Fiscal Year-End Values      54
      Compensation of Directors                                   55
      Employee Contracts                                          55

PRINCIPAL SHAREHOLDERS                                            57

CERTAIN TRANSACTIONS                                              58

TRADING MARKET AND RELATED MATTERS                                60

DESCRIPTION OF SECURITIES                                         61

LEGAL MATTERS                                                     62

EXPERTS                                                           62

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                        F-1

                                PROSPECTUS SUMMARY

ABOUT OUR COMPANY

      Our company is engaged in the development, marketing, and sale of patented microprocessor technology and high-performance digital communication products. These products have applications in the Internet and computer, networking and telecommunications markets. We also own and are developing radar and antenna technology. Our strategy is to exploit our technologies and products through product sales, licensing, strategic alliances and government contracting.

ABOUT OUR PRODUCTS AND MARKET

      The market for digital communication products and microprocessors is experiencing significant growth due in part to the Internet. The Internet provides organizations and individuals with new means to conduct business. The growth of the Internet is creating a demand for hardware, software and peripherals. The large number of users connecting to the Internet is creating a demand for traditional analog modems and higher speed digital modems. Java is a programming language for the Internet. With Java, data and programs do not have to be stored on the user's computer; they can reside anywhere on the Internet to be called upon as needed. Java can run on a variety of computer operating systems, thus avoiding the problem of incompatibility across networks, and Java offers a high degree of data security. Because of Java's useful features, we believe that it may also become a popular programming language for embedded control applications.

      A microprocessor is the computer chip that provides intelligence for electronic devices. Our microprocessor technology, trade named ShBoom, uses a proprietary architecture in a high-performance microprocessor integrated on a single silicon chip. Our first ShBoom-architecture microprocessors, the PSC1000 family, are targeted as Java programming language processors, for internally developed digital communication products and for use as the computer on embedded controllers. Embedded controllers are used in sophisticated products, such as laser printers, motion and industrial controllers, cable and satellite modems and television set-top boxes. We are also licensing the ShBoom core technology for use by others in multi-function microprocessors. Our CyberShark digital modem provides consumers with a high-performance interface between a computer and telephone lines. Our communications division also offers original equipment manufacturers, systems integrators and value added resellers products for high speed access to the Internet, remote access drivers, video conferencing equipment and digital telephony products. We are also engaged in developing radar and antenna technologies. Our ground penetrating radar prototype has demonstrated the ability to penetrate multiple solid objects (walls and barriers) and in certain ground strata has been able to resolve objects of six-inch size at approximately ten feet in depth.

ABOUT OUR INVESTMENT AGREEMENT

      We have entered into an investment agreement with Swartz Private Equity, LLC to raise up to $5 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading volume and a minimum period of time since the last sale. Each sale will be to Swartz. In turn, Swartz will either sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

ADDITIONAL SHARES WE ARE REGISTERING

      Recently, we sold common stock to private investors and issued short-term notes (with warrants attached) payable to private investors. The resale of the common stock by these private investors, either already bought or obtainable on the exercise of the warrants, is included in this registration.

 KEY FACTS

      Shares being offered for resale to the public         15,598,770

      Total shares outstanding prior to the offering        40,861,120 as of July 8, 1999

      Total shares outstanding after the offering           54,802,924

      Total shares outstanding after the offering and
                  exercise of all options/warrants          59,109,283

      Price per share to the public                         Market price at time of
                                                            resale

      Total proceeds raised by offering                     None, however, up to $5 million
                                                            may be received from Swartz under
                                                            the investment agreement and
                                                            additional amounts may be received
                                                            from the exercise of warrants

      Investment agreement                                  Our amended and restated investment
                                                            agreement with Swartz is included as
                                                            an exhibit to this registration
                                                            statement

      Dividend Policy                                       No dividends expected

                                  RISK FACTORS

      The common shares being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire sum invested in the common shares. Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.

PATRIOT'S MAJOR PRODUCT LINE, THE MICROPROCESSOR, HAS HAD LIMITED REVENUES AND IS STILL IN THE PRE-PRODUCTION STAGE OF DEVELOPMENT

      We are in the pre-production stage of development on our major product line, the microprocessor, which has had limited revenues. Our other product lines have not generated enough revenue to support our company. Therefore, we have limited financial results upon which you may base an assessment of our potential. There is no assurance that we will become profitable. We have experienced in the past and may experience in the future many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These include:

        - substantial delays and expenses related to testing and development of our new products,

        - production and marketing problems encountered in connection with our new and existing products and technologies,

        -       competition from larger and more established companies, and

        -       lack of market acceptance of our new products and technologies.


PATRIOT WAS A HISTORY OF LOSSES, EXPECTS FUTURE LOSSES AND MAY NOT ACHIEVE OR SUSTAIN ANNUAL PROFITABILITY

      We expect to incur operating losses in the future. There is no assurance that sales of our products will ever generate sufficient revenues to fund our continuing operations, that we will generate positive cash flow or that we will attain or sustain profitability. To date, we have incurred significant losses. As of February 28, 1999, our accumulated deficit was $22,900,135 and our working capital deficit was $1,013,056. For the fiscal year ended May 31, 1998, we incurred a net loss of $7,514,785 and for the previous fiscal year a net loss of $2,188,792. For the nine months ended February 28, 1999, we incurred a net loss of $3,315,512. These losses have resulted primarily from:

        - significant costs associated with the development of our products,

        -       marketing of those products,

        - the interest charges and expenses related to previous equity and debt financings, and

        - compensation costs related to the earnout of escrowed common shares.

      As a result of our history of recurring net losses and negative cash flow from operations, our independent certified public accountants have expressed substantial doubt as to our ability to continue as a viable business.

PATRIOT MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND ITS
OPERATIONS WHEN NEEDED

      The lack of additional funding could force us to substantially curtail or cease our operations, which would have a material adverse effect on our business. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next twelve months may need to come primarily from the proceeds of the investment agreement. However, our ability to raise funds under the investment agreement is subject to certain conditions. These conditions include the effectiveness of a registration statement covering the resale of the shares sold under the investment agreement and a limitation on our ability to issue shares based on the volume of trading in the common stock. We anticipate that our future cash requirements may be supplemented by improved product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of certain of our technologies. However, there can be no assurance that any future funds required in excess of the proceeds of the investment agreement will be generated from operations or from the aforementioned or other potential sources. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not significantly dilute our existing shares.

PATRIOT MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW PRODUCTS THAT COULD RESULT IN PATRIOT HAVING TO INCUR SIGNIFICANT UNEXPECTED EXPENSES OR DELAY THE LAUNCH OF NEW PRODUCTS

         Our technologies and products are in various stages of development. These development stage products may not be completed in time to allow production or marketability due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Although we may be able to license some of our technology at its current stage of development, there can be no assurance thereof. Unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. Discovery of microprocessor design errors, frequent in the industry prior to and after production, could result in lengthy and costly redesign, fabrication (production) and testing in an industry where new technology rapidly eclipses prior innovations.

         The development of our technologies has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

INTENSE COMPETITION IN THE MARKET FOR MICROPROCESSORS COULD PREVENT PATRIOT FROM INCREASING OR SUSTAINING REVENUE AND PREVENT PATRIOT FROM ACHIEVING OR SUSTAINING ANNUAL PROFITABILITY

         Our products could be rendered noncompetitive or obsolete. Technological competition from larger and more established microprocessor, digital communication and radar and antenna companies is significant and expected to increase. Most of the companies with which we compete and expect to compete have far greater capital resources and more significant research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products than we can. In addition, one or more of our competitors may succeed or may already have succeeded in developing technologies and products that are more effective than any of those we currently offer or are developing.


PATRIOT'S LIMITED ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT ITS ABILITY TO COMPETE

         A successful challenge to our ownership of our technology could have a material adverse effect on our business prospects. There can be no assurance that any application of our technologies will not infringe upon the proprietary rights of others or that licenses required by us from others will be available on commercially reasonable terms, if at all. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have nine U.S. patents issued and five U.S. patents pending. We have one patent pending in Europe and Japan and have filed an application for another patent in Europe, Japan and elsewhere. Any issued patent may be challenged and invalidated. Patents may not issue from any of our pending applications. Any claims allowed from existing or pending patents may not be of sufficient scope or strength to provide significant protection for our products. Patents may not be issued in all countries where our products can be sold so as to provide meaningful protection or any commercial advantage to us. Our competitors may also be able to design around our patents.

         Vigorous protection and pursuit of intellectual property rights or positions characterize the fiercely competitive semiconductor industry, which has resulted in significant and often protracted and expensive litigation. There can be no assurance, therefore, that our competitors will not assert that our technologies or products infringe on their patents or proprietary rights. Problems with patents or other rights could increase the cost of our products or delay or preclude new product development and commercialization by us. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions or to defend against infringement claims.

         We did not develop the basic ShBoom technology. We acquired the rights in this technology through a series of agreements from two co-inventors. There can be no assurance that we will not be subject to claims from such prior parties related to the technology or that any such parties will not attempt to exploit the technology independently of our rights to do so. One of the co-inventors of this technology has filed a lawsuit against another prior owner and us. He is seeking, among other things, a return of the technology. This lawsuit is further discussed in this prospectus under "Litigation". The asset purchase agreement and plan of reorganization between Patriot, nanoTronics Corporation and Helmut Falk was the agreement under which we acquired the basic ShBoom technology. The agreement also contained a number of warranties and indemnities related to the ownership of the technology and other matters. We believe nanoTronics

Corporation has been liquidated and, due to Mr. Falk's death in July 1995, our ability to obtain satisfaction for any future claims as a result of a breach of the agreement may be limited.
PATRIOT CAN NOT PREDICT THE OUTCOME OF A LAWSUIT IN WHICH IT IS A DEFENDANT

In October 1998, we were sued in the District Court for Travis County, Texas by a co-inventor of the original ShBoom technology. We removed the suit to the United States District Court for the Western District of Texas, Austin Division, where it was dismissed because the court did not have jurisdiction over us. The suit has been refiled in the Superior Court of San Diego County, California. The suit also names as defendants nanoTronics and Gloria Felcyn on behalf of the Falk Family Trust. We purchased the technology from nanoTronics in 1994. The suit seeks a judgment for damages based on royalties allegedly due the co-inventor, a rescission of the technology transfer agreement between nanoTronics and the co-inventor, and a restoration of the technology to the co-inventor. A trial has been scheduled for December, 1999. We and the other defendants intend to vigorously contest the plaintiff's allegations.

         We do not believe the co-inventor is entitled to a return of the original ShBoom technology or that we are obligated to pay any royalties on aspects of the ShBoom technology specified in prior agreements between nanoTronics and the co-inventor. We believe that, should there be royalties due the co-inventor, the obligation is that of nanoTronics. However, if the co-inventor receives a judgment affirming his claim to the technology, we would probably be effectively precluded from selling any microprocessor incorporating that technology. Additionally, we could become subject to unindemnified claims relating to any failure by nanoTronics to pay any royalties that may be due to the co-inventor. Also, we could be liable for up to $1,250,000 to nanoTronics under certain indemnification provisions. Should we be required to make any royalty payments or indemnification payments, such payments could adversely impact our operating margins and sales volume.
PATRIOT IS DEPENDENT ON THE INTERNET, ISDN, JAVA AND GOVERNMENT FUNDING
FOR ACCEPTANCE OF ITS PRODUCTS

         Our digital communication products and microprocessor products will depend in large part upon a robust and growing industry and infrastructure for providing Internet access and carrying Internet traffic and the emergence of Java as a widespread programming language for the Internet or in embedded applications. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if they are developed, that the Internet will become a viable commercial marketplace. Even if the Internet continues its robust growth, there can be no assurance of a market for our ISDN products given their dependence upon telephone company policies and rates and the intense competition from other access technologies such as cable modems and satellites. There also can be no assurance that Java will become a widespread programming language for the Internet or in embedded applications or that a market will develop for devices to run Java efficiently. If the Internet does not become a viable commercial marketplace, or if ISDN products become technologically obsolete, or if Java applications for microprocessors do not develop, then our business, operating results and financial condition will be materially and adversely affected.

         We received our initial contract for characterization of our antenna technology in April 1997. We are devoting only limited development and marketing efforts to our radar and antenna technologies and are seeking additional government or other funding to further develop these technologies. Government defense and other funding sources are facing serious cutbacks, and accordingly our opportunity to develop new technologies with this type of funding has been reduced. Successful funding requires significant efforts and long lead times. We have limited experience in obtaining government funding, and we rely on consultants and agents to assist us in our efforts in that regard. There can be no assurance that we will be successful in our efforts to obtain additional government assistance for any of our projects or technologies.

PATRIOT MAY BE IN VIOLATION OF SECTION 5 OF THE SECURITIES ACT AND CONSEQUENTLY CERTAIN INVESTORS MAY HAVE RESCISSION RIGHTS AS TO SHARES ACQUIRED AND PATRIOT AND CERTAIN PRINCIPALS OF PATRIOT MAY BE SUBJECT TO CIVIL AND CRIMINAL PENALTIES

           In April 1999, we sold shares of common stock to two individuals in the accumulated amount of $75,000 and in June 1999 we issued shares to an institutional investor upon conversion of a short term note in the amount of $116,183. These sales occurred after the commencement of a public offering by us and, therefore, by making these sales we may have violated Section 5 of the Securities Act. In July 1999, we amended and restated the investment agreement with Swartz to eliminate the discretion of Swartz as to the timing of its purchase of our common stock. The amended and restated investment agreement requires Swartz, after we put shares of common stock to it, to purchase our common stock on the twentieth day following the put. The previous agreement enabled Swartz, in its sole discretion, to purchase our common stock at any time during a twenty day period following our put to it. By entering into the amended and restated investment agreement, we completed our sale of common stock to Swartz. Since this private sale to Swartz occurred after we commenced our public offering, we may have sold securities to Swartz in violation of Section 5 of the Securities Act. Consequently, the two individual investors, the institutional investor and Swartz may have the right to rescind these purchases of common stock. In addition, Patriot and certain officers and directors of Patriot may be subject to civil and criminal penalties for potential violation of either or both Section 5 of the Securities Act and applicable state law as a result of these sales.

FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, a possibility that technology cannot be completed or that its completion might be delayed, significant competition, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                             PLAN OF DISTRIBUTION

         Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Swartz Private Equity, LLC is, and each remaining selling shareholder and any broker-dealer that acts in connection with the sale of common shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares against certain liabilities.

         Because Swartz is and the remaining selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

         We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

         Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

                             SELLING SHAREHOLDERS

AMENDED AND RESTATED INVESTMENT AGREEMENT

         OVERVIEW. On February 24, 1999, we entered into an investment agreement with Swartz Private Equity, LLC. which was amended and restated as of July 12, 1999. The amended and restated investment agreement entitles us to issue and sell our common stock for up to an aggregate of $5 million from time to time during a three-year period through July 12, 2002. This is also referred to as a put right.

         PUT RIGHTS. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of common shares sold to Swartz may not exceed 20% of the aggregate daily reported trading volume during a period which begins on the business day immediately following the day we invoked the put right and ends on and includes the day which is twenty business days after the date we invoked the put right.

         For each common share, Swartz will pay us the lesser of:

         -        the market price for such put, minus $.05 or

         - a percentage of the market price for the put, with that percentage determined by the market price in effect on the date we inform Swartz of the put.

         If the market price is less than $1.00 per share, the percentage will be 80%; if the market price is $1.00 or greater but less than $2.00 per share, the percentage will be 85%, and if the market price is $2.00 or greater, the percentage will be 90%. Market price is defined as the lowest closing bid price for the common stock during the pricing period which is the twenty business days following the date notice of the put was provided to Swartz. However, the market price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

         WARRANTS. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 15% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 110% of the market price on the last day of the applicable pricing period. The warrants will have semi-annual reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

           POTENTIAL VIOLATION OF SECTION 5 OF THE SECURITIES ACT. In July 1999, we amended and restated the investment agreement with Swartz to eliminate the discretion of Swartz as to the timing of its purchase of our common stock. The amended and restated investment agreement requires Swartz, after we put shares of common stock to it, to purchase our common stock on the twentieth day following the put. The previous agreement enabled Swartz, in its sole discretion, to purchase our common stock at any time during a twenty day period following our put to it. By entering into the amended and restated investment agreement, we completed our sale of common stock to Swartz. Since this private sale to Swartz occurred after we commenced our public offering, we may have sold securities to Swartz in violation of Section 5 of the Securities Act. Consequently, Swartz may have the right to rescind this purchase of common stock. In addition, Patriot and certain officers and directors of Patriot may be subject to civil and criminal penalties for potential violation of either or both Section 5 of the Securities Act and applicable state law as a result of these sales.

         LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS. Swartz is not required to acquire and pay for any common shares with respect to any particular put for which:

         - we have announced or implemented a stock split or combination of our common stock;

         -        we have paid a common stock dividend;

         - we have made a distribution of our common stock or of all or any portion of our assets between the put notice date and the date the particular put closes; or

         - we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the date the particular put closes.

         SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

         CANCELLATION OF PUTS. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

         - we discover an undisclosed material fact relevant to Swartz's investment decision;

         - the registration statement registering resales of the common shares becomes ineffective; or

         -        shares are delisted from the then primary exchange.

However, we will be required to issue common shares equal to the lesser of:


         - 20% of the daily reported trading volume during the pricing period up to the applicable put cancellation date,

         - the number of shares of common stock put to Swartz which when multiplied by the applicable put share price equals the designated maximum dollar amount for the put, or

         - 9.9% of the total amount of our common stock that would be outstanding upon completion of the put.

         SHAREHOLDER APPROVAL. We may issue more than 20% of our outstanding shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

         TERMINATION OF INVESTMENT AGREEMENT. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

         RESTRICTIVE COVENANTS. During the term of the investment agreement and for a period of one-year thereafter, we are prohibited from certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz's prior written approval.

         RIGHT OF FIRST REFUSAL. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction which closes on or prior to six months after the termination of the investment agreement.

         SWARTZ'S RIGHT OF INDEMNIFICATION. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

ADDITIONAL SHARES BEING REGISTERED

        COMMON STOCK. The following table shows recent sales of common stock to private investors.

        Name                       Date of Sale            Number of Shares
        ----                       ------------            ----------------
Robert Crawford                    December 4, 1998            100,000
                                   December 16, 1998           100,000
                                   April 26, 1999              200,000
                                   April 28, 1999              100,000

James C. and Josephine M. Zolin    December 29, 1998           130,435
                                   January 29, 1999             50,000

Wayne Opperman                     January 29, 1999             50,000

Clifford E. Koerner                February 1, 1999            100,000

Richard D. Daniels                 February 1, 1999             50,000

Luce, Forward, Hamilton
  and Scripps LLP                  February 11, 1999           279,326

William G. Crawford                April 28, 1999              100,000

Castle Creek Technology
  Partners, LLC                    June 14, 1999               397,205
                                                             ---------

  Total additional shares being registered                   1,656,966
                                                             ---------

         The shares issued to Luce, Forward, Hamilton and Scripps LLP, our general counsel, were in lieu of a cash payment for the services they provided to us through December 31, 1998. The shares issued to Castle Creek Technology Partners, LLC were a result of their decision to convert a short-term note payable plus accrued interest into common shares rather than receiving cash.

         In April 1999, we sold shares of common stock to two individuals in the accumulated amount of $75,000 and in June 1999 we issued shares to an institutional investor upon conversion of a short term note in the amount of $116,183. These sales occurred after the commencement of a public offering by us and, therefore, by making these sales we may have violated Section 5 of the Securities Act. Consequently, the two individual investors and the institutional investor may have the right to rescind these purchases of common stock. In addition, Patriot and certain officers and directors of Patriot may be subject to civil and criminal penalties for potential violation of either or both
Section 5 of the Securities Act and applicable state law as a result of these sales.

         WARRANTS. The following table shows the private investors and the number of shares issuable upon the exercise of warrants we granted to them in conjunction with short-term loans.

         Name                         Date of Grant           Number of Shares Issuable
         ----                         -------------           -------------------------
Castle Creek Technology
  Partners, LLC                       November 19, 1998                  50,000
                                      March 20, 1999                     25,000
                                      April 20, 1999                     40,000
                                      May 20, 1999                       60,000

James C. and Josephine M. Zolin       February 25, 1999                  85,714
                                      March 8, 1999                      57,143
                                      April 29, 1999                    200,000
                                      June 14, 1999                      67,568

Wayne Opperman                        February 25, 1999                  42,857
                                      March 8, 1999                      28,571
                                      April 29, 1999                    100,000

Richard D. Daniels                    March 8, 1999                      28,571
                                      April 30, 1999                    200,000
                                      June 14, 1999                      67,568

Robert Lewis, Jr.                     April 1, 1999                      30,303

William J. Kalandros                  April 1, 1999                      30,303

Victor Gabourel                       April 29, 1999                    100,000

Wayne J. Coulon                       April 29, 1999                    100,000

Craig Schilling                       April 29, 1999                    100,000

Arthur D. Kinane                      April 29, 1999                    100,000

Clifford E. Koerner                   April 30, 1999                    100,000

Charles G.Moore                       May 21, 1999                      200,000

Fortney Revocable Living Trust        June 3, 1999                      128,206
                                                                     ----------

         Total shares issuable on exercise of warrants               1,941,804
                                                                     ---------

SELLING SHAREHOLDERS
         The following table sets forth certain information with respect to the selling shareholders as of July 8, 1999. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. An asterisk indicates if their common stock ownership is less than one percent.


                                                                                        Amount and
                                                                                      Percentage of
                                               Beneficial      Maximum Number         Common Stock
                                              Ownership of      of Shares of          After the Sale
                                            Common Stock as     Common Stock         -----------------
         Name                               of July 8, 1999   Offered for Sale       Number          %
         ----                               ----------------  ----------------       ------          -
Swartz Private Equity, LLC                    12,000,000        12,000,000                --        *
Robert Crawford                                  675,000           500,000           175,000        *
Richard D. Daniels                               517,139           346,139           171,000        *
William J. Kalandros                              30,303            30,303                --        *
Robert Lewis, Jr                                  30,303            30,303                --        *
Clifford E. Koerner                              460,000           200,000           260,000        *
Luce, Forward, Hamilton & Scripps
LLP (general legal counsel to Patriot)           279,326           279,326                --        *
Wayne Opperman                                   314,428           221,428            93,000        *
Castle Creek Technology Partners,
LLC                                              572,205           572,205                --        *
James C. and Josephine M. Zolin                  710,425           590,860           119,565        *
William G. Crawford                              100,000           100,000                --        *
Victor Gabourel                                  100,000           100,000                --        *
Wayne J. Coulon                                  100,000           100,000                --        *
Craig Schilling                                  100,000           100,000                --        *
Arthur D. Kinane                                 100,000           100,000                --        *
Charles G. Moore                                 200,000           200,000                --        *
Fortney Revocable Living Trust                   128,206           128,206                --        *

                                  THE COMPANY

GENERAL

         Patriot Scientific Corporation was organized under Delaware law on March 24, 1992, as the successor by merger to Patriot Financial Corporation, a Colorado corporation incorporated on June 10, 1987. Our address is 10989 Via Frontera, San Diego, California 92127, and our telephone number is (858) 674-5000. Our home page can be located on the world wide web at http://www.ptsc.com.

         We are engaged in the development and marketing of patented microprocessor technology and high speed data communication products. We also own and are developing innovative radar and antenna technology. Our strategy is to exploit our technologies through product sales, licensing, strategic alliances or government contracting.

         In 1997, we emerged from the development stage primarily as a result of the acquisition of Metacomp Inc. There can be no assurance that we can achieve profitable operations, and we may need additional financial resources during the next twelve months.


BACKGROUND

         In February 1989, we completed our initial public offering under a registration statement on Form S-18 under the Securities Act of 1933. This offering raised gross proceeds of $50,000 and net proceeds of approximately $28,640 upon the sale of 2,500,000 units at $.02 per unit. Each unit sold in the public offering consisted of one common share and one Class A common stock purchase warrant exercisable to acquire one share of common stock and one Class B common stock purchase warrant. All Class A and Class B warrants have since been exercised or have lapsed.

         On August 10, 1989, we acquired our ground penetrating radar technology from the inventor, Mr. Elwood G. Norris, our Chairman. The details of that acquisition and certain related agreements are described in more detail in "Certain Transactions" below. A description of the ground penetrating radar technology, certain information about the industry generally, and our operational plans are discussed below under the caption "Business".

         On May 12, 1992, we redomiciled ourselves from Colorado to Delaware by merging into a wholly owned Delaware subsidiary, Patriot Scientific Corporation, organized for that purpose. The reincorporation resulted in a reverse stock split. Three shares of the Colorado corporation, par value $.00001, were converted into one share of the Delaware corporation, par value $.00001. The reincorporation also effected a change in our charter and bylaws and a name change to Patriot Scientific Corporation.

         In May 1993, we registered under the Securities Act of 1933 a total of 7,631,606 shares issuable upon the exercise of outstanding Class A and Class B common stock purchase warrants. We received net proceeds of $3,343,915 upon the exercise of those warrants and the issuance of 7,538,102 common shares. None of such warrants remain outstanding.


         Effective May 31, 1994, we entered into an asset purchase agreement and plan of reorganization with nanoTronics Corporation located in Eagle Point, Oregon and Helmut Falk. We issued a total of 10,000,000 restricted common shares to nanoTronics to acquire certain microprocessor technology of nanoTronics. The technology acquired, the ShBoom technology, is being used to develop a sophisticated yet low cost microprocessor. 5,000,000 of the shares were issued on a non-contingent basis, and the remaining 5,000,000 shares are subject to the terms of an earnout escrow arrangement. 2,000,000 of these restricted shares had been released from escrow as of July 8, 1999.

         Effective December 26, 1996, we acquired 96.9% of the outstanding shares of Metacomp, Inc., a California corporation, from 56 shareholders in exchange for the issuance of 1,272,068 shares of our common stock. Based on the closing price of our common stock of $1.375 on the date of the acquisition, the price of the acquisition was $1,749,094. This business combination was accounted for as a pooling-of-interests.


BUSINESS

         AVAILABLE INFORMATION. We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC:
75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates.

      We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

      We have filed a registration statement on Form SB-2, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

         Our filings may also be accessed through the SEC's web site (http://www.sec. gov) or by visiting our web site at (http://www.ptsc.com) and linking to the SEC's site.

         ORGANIZATION AND CORPORATE DEVELOPMENT. Our business involves three technologies:

         -        PSC1000 microprocessor technology,

         -        high-speed data communications technology, and

         -        radar and antenna technology.

      The stages of development of the three major technologies is as follows:

         - PSC1000 Microprocessor. This technology is generating minor amounts of revenue from the sale of evaluation boards and microprocessors. Also, during the current fiscal year we have recognized non-recurring engineering revenue and initial license fees related to the microprocessor application. We are continuing our efforts to debug our 0.35 micron microprocessor, which is currently at the foundry stage. We are also engaged in continuing efforts to port an operating system and the personalJava application to the microprocessor. Although we anticipate the microprocessor to be our main product line, it currently accounts for only 33% of our revenue.

         - High-speed data communications. Revenue from this technology is being generated primarily from mature communication products that are nearing the end of their life cycles. New communication products have yet to penetrate the market place. We are continuing our efforts to introduce our newer products to the market. This product line currently accounts for 65% of our revenue.

         -        Radar and antenna. We have generated revenue from two U.S.
                  Navy contracts under which we are to provide proof of concept and characterization of our gas plasma antenna. We have suspended our development of this product line until we obtain additional third party funding. This product line currently accounts for 2% of our revenue.

We anticipate that the PSC1000 family of microprocessors will benefit our radar and antenna and high-speed data communications technologies, in that the PSC1000 microprocessor may provide a low-cost, high performance alternative to existing microprocessors. Due to our small size and staffing overlaps among the technologies, certain personnel work on more than one of the technologies from time to time.

         During at least the last three years, we have focused the majority of our efforts on the PSC1000 and high-speed data communications technologies. The PSC1000 technology and our initial microprocessors, the PSC1000 family, are targeted for the embedded controller and Java language processor marketplaces.

         In reviewing markets for the PSC1000 technology, we identified within the communications markets a possible opportunity for a product we offer based on ISDN (which stands for integrated services digital network, a high-speed method of transmitting data over the Internet). Our product is a computer compatible plug-in card allowing high-speed, cost-effective digital ISDN access to the Internet and other networks. This product, the CyberShark high-speed data modem, is being marketed to Internet providers, distributors, value-added resellers and original equipment manufacturers and has been integrated with Metacomp's high speed data communication products.

         In 1994, during the course of our ground penetrating radar development, we identified certain antenna technology employing ionized gas as the conducting element. In May 1997, we received a $19,000 contract from the U.S. Navy for a proof of concept for an ionized gas antenna. In October 1997, we received a phase I $62,000 contract from the Office of Naval Research under the Small Business Innovation Research Program. The purpose of this funding was to evaluate and characterize the gas antenna technology. Both of these contracts have been completed and revenue has been recognized. Currently, there is no follow-on funding from either of these two Navy sources. We believe this technology could have applications in private industry as well as in military communications and radar. However, we have no present plans to devote significant resources to this technology other than from outside funding, if available.

         INTERNET GROWTH AND THE EMERGENCE OF THE JAVA PROGRAMMING LANGUAGE. The Internet is a rapidly growing global web of computer networks. Developed over 25 years ago, this "network of networks" allows computers connected to the Internet to "talk" to one another. The Internet provides organizations and individuals with new means to conduct business. Commercial uses of the Internet include business-to-business and business-to-consumer transactions, product marketing, advertising, entertainment, electronic publishing, electronic services and customer support. We believe that organizations will also increasingly use the Internet and private Intranet networks to improve communications, distribute information, lower operating costs and change operations. Use of the Internet has grown rapidly since its commercialization in the early 1990's, impacting computer hardware, software and peripheral industries. The rapid growth in popularity of the Internet is in part due to continuing penetration of computers and modems into U.S. households, growth of the informational, entertainment and commercial applications and resources of the Internet and the growing awareness of such resources among individuals, and the increasing availability of user-friendly navigational and utility tools which enable easier access to the Internet's resources.

         The growth of the Internet and corporate Intranets is creating a demand for hardware, software and peripherals. The large and growing number of users connecting to the Internet is creating a demand for traditional analog and ISDN digital modems, such as our CyberShark, and other high-speed data communication devices. New software, such as Java, is emerging to serve the requirements of Internet users.

         Java is a programming language that was originally developed for personal digital assistant devices and television set top boxes. It was formally announced as an object-oriented language for the Internet in May 1995 by Sun Microsystems Inc. A large number of major computer, software, browser and on-line service provider companies have licensed the Java language. Accordingly, although no assurance can be given, Java appears to be emerging as a fundamental platform for Internet related applications. A growing number of Java applications, or applets, are now available on the Internet. These applications not only enhance web pages but also perform many functions of traditional computer software programs. Our PSC1000 technology lends itself to potential markets in which the use of Java is prevalent.

         With Java, data and programs do not have to be stored on the user's computer, but can reside anywhere on the Internet to be called upon as needed. Among its various attributes, two key features of Java are (1) its ability to run on a variety of computer operating systems thus avoiding the problem of incompatibility across networks, and (2) security, because Java enables the construction of virus-resistant, tamper-resistant systems by using resource-access control and public-key encryption. Because of Java's useful features, it may also become a popular programming language for embedded applications.

         Since Java is designed to run on multiple types of devices and operating systems, it allows developers to write a program once for many types of operating systems, instead of having to write new versions for each type. Java does this by interpreting a program's commands into something a particular type of computer can understand. This interpretive design runs programs slower than if they were tailored for each type of computer and is resulting in a need for specialized microprocessors and compilers to increase Java's speed.

         The growth of Java is causing a number of companies to consider it as a basis for a new style of computing tailored to the Internet and not encumbered by the limitations of, or requiring, traditional computer operating systems (such as Microsoft DOS). The concept is to design inexpensive access devices to communicate via the Internet. Major companies such as Oracle and Sun Microsystems Inc have made public announcements of such devices.

         ShBoom MICROPROCESSOR TECHNOLOGY.

         General Background. In 1991, nanoTronics Corporation was formed and acquired the ShBoom technology, a base technology for an advanced microprocessor integrated on a single computer chip. nanoTronics subsequently engaged in substantial technical development and fabricated a first-generation microprocessor in early 1994.

         Since the acquisition of the ShBoom technology from nanoTronics, effective May 31, 1994, we have been engaged in correcting errors in the microprocessor design, adding additional technical features to further modernize the design, and improving and testing the new design. We initially fabricated a prototype 0.8-micron microprocessor in late May 1996. The next generation of the PSC1000 family was a 0.5 micron microprocessor that was delivered in September 1997. The 0.5 micron microprocessor is being employed in demonstrations for prospective customers and is currently being shipped in limited numbers to customers as an embedded microprocessor. A 0.35 micron production microprocessor is currently being debugged and features reduced size and improved performance. We are currently contemplating, but have not expended funds, on future enhancements and generations or modifications of microprocessors employing the ShBoom



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
technology.

         Industry Background. The semiconductor logic market has three major sectors:

         -        standard logic products,

         -        application specific standard products, and

         -        application specific integrated circuits.

         Standard logic products, such as the Intel's X86 and Pentium and Motorola's 680X0 microprocessor families, are neither application nor customer specific. They are intended to be utilized by a large group of systems designers for a broad range of applications. Because they are designed to be used in a broad array of applications, they may not be cost effective for specific applications. Application specific integrated circuits are designed to meet the specific application of one customer. While cost effective for that application, application specific integrated circuits require large sales volumes of that application to recover their development costs. Application specific standard processors are developed for one or more applications but are not generally proprietary to one customer. Examples of these applications include modems, cellular telephones, wireless communications, multimedia applications, facsimile machines and local area networks. We have designed our microprocessor to be combined with application-specific software to serve as an embedded control product for the application specific standard processor market sector.

         Application specific standard processors are typically used in embedded control systems by manufacturers to provide an integrated solution for application specific control requirements. Such systems usually contain a microprocessor or microcontroller, logic circuitry, memory and input/output circuitry. Electronic system manufacturers combine one or more of these elements to fit a specific application. The microprocessor provides the intelligence to control the system. The logic circuitry provides functions specific to the end application. The input/output circuitry may also be application specific or an industry standard component. The memory element, if not on the microprocessor, is usually a standard product used to store program instructions and data. In the past, these functions have been executed through multiple integrated circuits assembled on a printed circuit board. The requirements for reduced cost and improved system performance have created market opportunities for semiconductor suppliers to integrate some or all of these elements into a single application specific standard processor or chip set, such as the PSC1000 family of microprocessors which are based on the ShBoom-architecture. The PSC1000 family provides close integration of the microprocessor and input/output function with the logic circuitry, thereby providing an advanced application specific standard processor.

         Embedded control systems enable manufacturers to differentiate their products, replace less efficient electromechanical control devices, add product functionality and reduce product costs. In addition, embedded control systems facilitate the emergence of completely new classes of products. Embedded control systems have been incorporated into thousands of products and subassemblies worldwide, including automotive systems, remote controls, appliances, portable computers and devices, cordless and cellular telephones, motor controls and many other systems.

         Microprocessors are generally available in 4-bit through 64-bit architectures, which refers to the amount of data they can process. 4-bit microprocessors are relatively inexpensive, typically less than $1.00 each. Although they lack certain performance and features, they account for more than 40% of worldwide microcontroller volume. Also in general use today are 8-bit architectures, generally costing $1.00 to $10.00 each and accounting for an additional 40% of worldwide microcontroller volume. To date 16-bit, 32-bit and 64-bit architectures, with typical costs of over $10.00 each, have offered very high performance, but are generally considered to be expensive for high-volume embedded control applications. The use of 16-bit , 32-bit and 64-bit architectures offers fewer internal limitations, making programming easier and providing higher performance. Although generally more expensive per unit and requiring more support logic and memory, these devices offer many advantages for more sophisticated embedded control systems.

         Electronic system designers, driven by competitive market forces, seek semiconductor products with more intelligence, functionality and control that can be used to reduce system costs and improve performance. For these needs, the ShBoom architecture was designed to be a sophisticated 32-bit reduced instruction set computer microprocessor with advanced features, including the most commonly needed support logic, but at a low cost; thereby providing improved performance to existing embedded control applications and creating the opportunity for the development of new, cost-effective applications.

         Technology Description. Conventional high-performance microprocessors are register-based with large register sets. These registers are directly addressable storage locations requiring a complex architecture that consumes costly silicon. This conventional architecture provides processing power for computer applications but complicates and slows the execution of individual instructions and increases silicon size, thereby increasing the microprocessor cost.

         Our technology is fundamentally different from most other microprocessors because it is stack-oriented, in that the data is stored in groups. Our microprocessor employs certain features of both register and stack designs. The resultant merged stack-register architecture improves program execution for a wide range of embedded applications. Our design combines two processors in one highly integrated package, a microprocessing unit for performing conventional processing tasks, and an input-output processor for performing input-output functions. This replaces many dedicated peripheral functions supplied with other processors. The microprocessor's design simplifies the manipulation of data. ShBoom's architecture employs instructions that are shrunk from 32-bits to 8-bits. This simplified instruction scheme improves execution speed for computer instructions. Our architecture incorporates many on-chip system functions, thus eliminating the requirement of support microprocessors and reducing system cost to users.

         The 0.8 micron microprocessor has been designed to operate at a speed of 50Mhz; the 0.5 micron microprocessor at a speed of 100Mhz; and the 0.35 micron microprocessor at 150 MHz. They are all compatible with a wide range of memory technology from low cost dynamic random-access memory to high-speed static random access memory. The microprocessors can be packaged in various surface-mount and die-form packaging. There can be no assurance that the designed speed will be achieved with production models of the 0.5 and 0.35 micron microprocessors or future versions or that all of the desired functions will perform as anticipated.

         The ShBoom technology is not designed or targeted to compete with high-end processors for use in personal computers. It is targeted for embedded control applications. We believe that the features described above differentiate the PSC1000 family from other 8-bit to 64-bit microprocessors targeted for embedded control applications. Considering the reduced requirement for support microprocessors, the PSC1000 family is intended to be available at a high volume price that should be price competitive with high-end 8-bit microprocessor and general 16-bit microprocessor systems but with higher performance (speed and functional capability). The PSC1000 family has been designed to allow high-speed and high-yield fabrication using generally available wafer fabrication technology and facilities.

         The PSC1000 Microprocessor as a Java Processor. We believe the PSC1000 microprocessor architecture is capable of being an efficient and cost-effective Java programming language processor, because Java is designed to run on a stack-oriented architecture and the stack-oriented ShBoom architecture executes the virtual stack machine internal to Java efficiently. Many Java operation codes or instructions require only a single 8-bit PSC1000 family instruction to be executed, providing a performance advantage over other more expensive processors that require six or more 32-bit instructions to do the same task. This feature allows the execution of Java programs with increased speed and reduced code size thereby enabling lower system memory costs. In addition, the incorporation of many on-chip system functions is expected to allow the PSC1000 family to perform most of the other functions required of an Internet computer device or Java accelerator, thereby eliminating components. Since Internet computers are designed to be inexpensive appliances for Internet access, cost, speed and performance are expected to be key requirements for designers. We believe the ShBoom technology can compete favorably on the basis of such requirements, although there can be no assurance we can successfully exploit Java related applications or that competitors will not create superior Java processors.

         We have ported the Java operating environment to the PSC1000 family, which currently uses the C programming language for software support. We are a licensee of Sun Microsystems Inc. This enables us to develop and distribute products based on Sun's JavaOS Technologies. We recently exercised an option to license from Sun Microsystems Inc., personal Java, a platform on which to run Java applications. We also licensed from Wind River an operating system, VXWorks, and entered into a relationship with Forth Inc. whereby Forth will provide software support and operating system development tools for the Forth Programming language. We expect that successful implementation of this software should result in a microprocessor which is competitive in the Java virtual machine and embedded applications markets. We believe that, if the implementation is successfully completed, the PSC1000 family will be competitive with Java microprocessors announced by competitors. However, there can be no assurance of successful implementation of this package of software or of a market for a PSC1000 family Java microprocessor.

         Stage of Development. In early 1994, nanoTronics initiated production of a first generation of wafers at a contract fabrication facility using 6-inch wafers employing 0.8 micron double-metal CMOS technology. After the May 31, 1994 acquisition, we improved the original design, added new features and performed simulations and tests of the improved designs. In October 1995, a run of six wafers of second-generation 0.8 micron microprocessors was fabricated by a contract fabrication facility. Subsequently, we tested these microprocessors, while completing a C computer language compiler and preparing application development tools. The compiler and application development tools are necessary to enable system designers to program the PSC1000 family for specific applications. We made corrections to the design suggested by the testing of prototype units and produced an additional run of second-generation microprocessors from remaining wafers in May 1996. In July 1996, we employed these microprocessors in demonstration boards for use by developers and prospective customers and licensees.

         In December 1997, we completed development of and started shipping a 0.5-micron microprocessor based on the PSC1000 technology and found that 0.5-micron double-metal CMOS technology improved operating speed, reduced power requirements, reduced physical size and reduced fabrication cost. In May 1998, we began a production run of a 0.35-micron microprocessor that we anticipate will further increase operating speed and cost-performance over the previous generations of the PSC1000 family of microprocessors.

         At each stage of development, microprocessors require extensive testing to ascertain performance limitations and the extent and nature of errors (bugs), if any. When significant limitations or errors are discovered, additional rounds of design modifications and fabrication are required prior to having functional and demonstrable microprocessors for prospective customers and licensees. Although our 0.5 micron microprocessor has been sent to prospective customers in anticipation of production orders, there can be no assurance that we, during our continued testing of these products, will not identify errors requiring additional rounds of design and fabrication prior to commercial production. Additional delays could have an adverse effect on the marketability of our technology and financial condition.

         We have developed marketing materials, product manuals and application development tools for use by licensees and customers. The manuals and tools are necessary to enable system designers to quickly and easily program the PSC1000 family for specific applications.

         We believe that the PSC1000 family is ready for licensing or sale and that any additional changes encountered in current testing will be minor and can be made during initial production runs of PSC1000 family microprocessors for customers, when and if orders are obtained. We also believe the ShBoom core technology is ready for licensing for use by others to develop custom multiple function microprocessors. An initial licensing agreement was entered into in December 1998. This agreement establishes a library arrangement with Venture System LSI Assist Center, (or VSAC), a Japanese quasi-governmental unit. VSAC allows our core license to be made available to qualified Japanese entities for their evaluation and review. To be qualified, the Japanese entity must have total capital of less than 100 million yen, have less than

300 employees, and be a Japanese legal entity. Every qualified company that attains a volume of 1,000 units must enter into a sub-license agreement with us.

         In April 1998, we entered into a contract with Olea Exhibits and Displays, Inc. to incorporate the PSC1000 microprocessor as a main component on a digital video disk controller card. The controller card will be used in a kiosk application (an interactive, automated travel brochure) for the Mexican travel industry. The value of the initial contract is $3,355,000. The contract is subject to Olea receiving funds from the Mexican Department of Tourism. Product shipments, which were to have started in late 1998, have been delayed pending the receipt of those funds and the completion of the DVD by those who will be advertising on the kiosks. It is now anticipated that we will receive funding from Olea and start shipping our product during the first calendar quarter of our fiscal year 2000 (June 1, 1999 to August 31, 1999) and we will complete shipping the contract during the balance of fiscal year 2000.

         Business Strategy. The increasing demand for embedded control has made the market for microprocessors one of the largest segments of the semiconductor logic market. Forbes magazine in July 1998 estimated that the embedded systems market would be worth $27 billion by the year 2000. This type of demand will drive the need for embedded processors. Our strategy does not entail competing directly with suppliers who have multiple microprocessor types addressing all parts of the embedded systems market, but on identifying certain market niches that the PSC1000 would best address due to its low cost, low power and ability to run Java efficiently.

         Because of the above factors, we intend to focus the majority of our efforts on the Java microprocessor business, a new but relatively unpenetrated market without an established base of microprocessor products and for which we believe the PSC1000 has desirable technical and market advantages.

         We believe that the ShBoom architecture is suited for controller applications requiring high-performance and low system cost, such as kiosks, laser printers, dot-matrix printers, video terminals, robotics, motion controllers, industrial controllers, digital communication devices, video games, cable and satellite modems and TV set-top boxes. We expect that early licensing of the technology and product applications will focus on embedded control.

         We have appointed eight international distributors for foreign markets. We also have a full-time Vice President of Sales and Marketing to lead marketing of the PSC1000 family.

         We believe the appropriate approach for us initially lies in a balanced effort of cultivating licensees and developing specific product enhancement partnerships, producing original equipment manufactured products, developing innovative in-house products, and providing technical support to third parties on a contract basis. The overall balance of these approaches will be monitored and modified as we attempt to ascertain and capitalize on the highly dynamic and competitive embedded microprocessor market. There can be no assurance that we can successfully exploit our PSC1000 microprocessor technology.

         Subject to the availability of financial and personnel resources, while we are commercializing the PSC1000 family and the ShBoom core technology, our strategy is to also design and develop future versions of the microprocessor with more demanding sub-micron technology and with more features. However, our resources are limited, and there can be no assurance that we will be able to continue microprocessor enhancement.

         Initial fabrications of the 0.8 micron and 0.5 micron processors were performed by contract fabrication facilities. The 0.35-micron microprocessor is being fabricated by a contract fabrication facility that has agreed to provide production quantities for our customers. There can be no assurance fabrication facilities will be available to produce the PSC1000 family in the future. However, since there are a large number of fabrication facilities with the capability to produce the PSC1000 family of microprocessors, we believe microprocessors can be produced on a contract basis. Industry shortages of fabrication facilities that may exist and are predicted to exist in the future are generally limited to the more demanding architectures. If a shortage of fabrication facilities develops, it could have a material adverse effect on our financial condition.

         Competition. The semiconductor industry is intensely competitive and has been characterized by price erosion, rapid technological change and foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, most of which have greater financial, technical, marketing, distribution, development and other resources than ours. The market for microprocessors and for embedded control applications is at least as competitive.

         While our strategy is to target high-volume licensees and microprocessor customers requiring more sophisticated but low-cost devices, we can still expect significant competition. We may also elect to develop embedded control system products utilizing the ShBoom architecture for ourselves or by contract for other manufacturers.

         We expect that the PSC1000 family, if successfully commercialized in the embedded controller market, will compete with a variety of 16/64-bit microprocessors including ARM, MIPS and the PowerPC. As a Java processor, we expect our PSC1000 family will compete with a broad range of microprocessors including licensees of Sun Microsystems, Inc.'s PicoJava. The producers of these microprocessors have significantly greater resources than ours.

         A new entrant, such as ours, is at a competitive disadvantage compared to these and other established producers. A number of factors contribute to this, including:

         -        the lack of product performance experience,

         - lack of experience by customers in using application development systems,

         ~        no record of technical service and support, and

         -        limited marketing and sales capabilities.



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
         HIGH SPEED DATA COMMUNICATIONS PRODUCTS.

         General Background. Starting in fiscal 1995, we initiated the development of a computer compatible plug-in card allowing high-speed, cost-effective digital ISDN access to the Internet and other networks. In December 1996, we acquired 96.9% of Metacomp to create a communications division including engineering, assembly, marketing and distribution. The acquisition of Metacomp expanded the product line and added high-speed data communications revenue and a customer base.

         Metacomp, founded in 1978, was a high technology company that designed, assembled, and sold a wide range of high performance data and telecommunications solutions for wide area networking and high-speed data communications requirements.

         The business combination with Metacomp was treated as a pooling-of-interests, and the Metacomp product line was combined with our ISDN product to form the communications division.

         ISDN and Digital Communications Description. The Integrated Services Digital Network (ISDN) is a set of digital transmission protocols that virtually all of the world's communications carriers have adopted as a standard. ISDN brings the digital network to the individual user by turning the twisted-pair copper telephone line into a high-speed, high-capacity ISDN line with the capacity for two transmissions (one voice, fax or computer conversation and one data conversation) to happen at the same time. Further, up to eight separate devices (telephones, computers, fax machines, etc.) can be connected to the same ISDN line and each given separate telephone numbers. In many home and business applications, the use of an ISDN line provides dramatically increased speed and, by allowing multiple uses of one line, improved economics over multiple lines. ISDN service is easily connected by local telephone companies.

         In addition to ISDN products, our communications division also provides high speed communication products that can be customized to meet the customer's specific needs. This is done via software tailored for each customer. These products are often used by businesses for wide area network applications or other high speed industrial communication systems.

         Major Communications Division Products. We have a line of ISDN interface products for high speed, cost effective digital communications through telephone networks. These products include:

         CyberShark Family

         CyberShark - This low-cost basic rate ISDN adapter card has been designed to allow small businesses and telecommuters to access corporate networks and the Internet via ISDN. The card includes an analog phone jack that allows the user to connect his existing analog phone or fax machines for simultaneous voice conversation.

         CyberShark/HSET - This basic rate adapter card is designed to be used with a headset/handset used by distributed call centers and remote agents. It offers access to and supports domestic as well as European telecommunication protocols. The CyberShark/HSET can be used on Windows/95, Windows/NT, and Linux operating systems.

         CyberShark/PRI - This primary rate ISDN adapter card provides intelligent support of up to 23 simultaneous digital connections allowing easy integration into third-party voice, analog modem, or video conferencing. The CyberShark/PRI is also available to support T1, an advanced North American communication system, and E1, the European equivalent to the T1. The CyberShark/PRI can be used on the Windows/NT operating system.

         FlagShip Family

         FlagShip/PRI-2 - This ISDN product is a dual-span primary rate adapter card that supports up to 46 simultaneous digital connections.

         NetShark - This ISDN product is a high-density two-card set that combines a primary rate ISDN interface card with a modem card containing up to 60 modems. NetShark provides dial-in access to remote users using either 64 Kbps ISDN or 56 Kbps V.90 connections and operating under control of Windows NT's built in Remote Access Server or Routing and Remote Access Server software.

         Other

         VME Product Line - We also offer a line of intelligent high-speed communications engines in a virtual memory European form factor. Some of our customers for these products include the military as well as large satellite based data communications companies.

         Atcomm2/4 Product Line - We also market an intelligent two or four channel product that is used for high-speed data communications.

         Engineering and Development - The communications division also obtains revenue from providing contract engineering and software development for customers. From time to time we are able to retain a proprietary interest in developed products and in such circumstances retain a license/royalty interest.

         Our product strategy is to continue to provide data communication solutions through improving current products and introducing new products. We have three research and development personnel assigned to high speed data communication product development and enhancement. These activities include customer specific development for original equipment manufacturers, value added resellers and others as well as new proprietary product development and enhancement.

         Production and Marketing Strategy. Our strategy is to have our high-speed data communication products manufactured on a sub-contract basis with, in some instances, final assembly at our facility. We test and distribute the products. An in-house marketing staff manages the marketing of our high-speed data communications products. Our telecommunication products and ISDN products (other than CyberShark) are targeted for original equipment manufacturers, systems integrators, value added resellers, and sophisticated end users.

         Competition. There are a number of ISDN board-level products competitive to CyberShark offered by competitors including NetAccess, ISDN-tek, Inc., Zyxel, Digi International and U.S. Robotics. These companies have substantially greater resources than ours. Although not all of these companies offer personal computer plug-in card terminal adapters directly competitive with our product, additional direct competitors may introduce competitive products.

         We believe our products are competitive on both features and price with the products currently in the marketplace or those known by us to have been announced. ISDN modems also compete with traditional analog modems and with other interface technologies such as cable modems. Accordingly this field is subject to rapid technological change and fierce competition.

         We do not believe we can avail ourselves of patent protection on most of our high-speed data communication products in development. However, we rely on trade secret laws and copyrights to protect our high-speed data communications products.

         RADAR AND ANTENNA TECHNOLOGY.

         General Background. During the period from 1980-1983, Mr. Norris, our Chairman, developed a technique employing microwave radiation to penetrate the earth's surface. This radar technology relates to ground penetrating radar. This technology is one of many of a family of geophysical tools and sensing technologies that include seismic, electromagnetics, gravity, borehole sampling and other techniques. Ground penetrating radar is a technique for producing profiles of subsurface strata and features by emitting radar waves and recording the reflected signals.

         We commenced active development of our ground penetrating radar technology in April 1992. By May 1993, we were able to demonstrate the sensing, processing and crude visualization of images from our technology, and by May 1994 we had completed our prototype device. Since May 1994, we have focused our efforts and limited financial resources on the PSC1000 technology and communication products, effectively suspending development and most marketing efforts related to ground penetrating radar.

         Gas Antenna Technology Description. In September 1994, we filed a patent application on certain gas antenna technology invented during our ground penetrating radar development. Immediately upon receiving notice of allowance in June, 1995, the invention was classified secret by the U.S. Department of Commerce at the request of a defense agency. This technology is not currently used in and is separate and apart from the ground penetrating radar technology, although it may be employed in the ground penetrating radar technology in the future.

         In January 1996, we filed an application seeking declassification of the technology, and in June 1996, we were advised that de-classification had been approved. The U.S. patent was issued in January 1997. The de-classification allows us to exploit the technology for both governmental and commercial purposes.

         Our gas antenna technology employs ionized gas as the conducting element of an antenna. This is a fundamental change from traditional antenna design that generally employs solid wires as the conducting element. We believe ionized gas is an efficient conducting element with a number of advantages. Since the gas is ionized only for the precise time of transmission or reception, ringing and associated effects of solid wire antenna design are reduced. The design allows for extremely short pulses, important to many forms of digital communication and radar. The design further provides the opportunity to construct an antenna that can be dynamically reconfigured for frequency, direction, bandwidth, gain and beamwidth. We believe antennas can be designed that are low in weight, small in size and lower in power consumption than traditional solid wire antennas.

         We obtained two U.S. Navy contracts to evaluate a prototype of the gas plasma antenna technology. There can be no assurance that we will obtain additional development funds or that we can successfully exploit this technology.

         Ground Penetrating Radar Technology Description. We have developed sensors (wave generators and antenna) and techniques for the processing, conversion, compression, storage, and visualization (collectively, computer processing) of ground penetrating radar data. We have developed proprietary techniques for wave generation and proprietary antenna for the sending and receiving of data. We use proprietary methods to capture and process returned signals.

         We have assembled a mobile prototype version of our ground penetrating radar technology. This prototype encompasses a blending of laboratory equipment (with internal software and hardware custom configured and modified to function as desired) and specialized components including antenna, power generators and amplifiers. The prototype has demonstrated the ability to penetrate multiple solid objects (walls and barriers) and identify return signals from additional objects such as walls, persons and manmade barriers. In certain ground strata, we have been able to resolve objects of six-inch size at approximately ten feet in depth. Our device does not require contact with the ground, providing enhanced mobility, extended area coverage and the ability to look sideways (for example through walls and in mine shafts).

         We have one U.S. patent on antenna technology for our ground penetrating radar.

Other aspects of the ground penetrating radar system are maintained as trade secrets, although additional patent applications may be filed in the future.

         Stage of Development. Our prototype system is used for limited prospective customer and user evaluations of the technology. We have demonstrated using the technology to detect plastic mines, side viewing through walls and solid structures for detection of bodies or other objects, and viewing plastic pipes and other underground objects.

         We believe that most prospective users will require more specifically tailored equipment and multiple devices. Commercialization of the ground penetrating radar technology will require additional development to improve visualization software and to replace the current system with specifically designed components to minimize cost and weight and improve portability.

         There can be no assurance that a commercially viable device will or can be produced, and we have no existing users or customers who use the ground penetrating radar technology. There can be no assurance any prospective users will select our device over competitive devices, if any.

         Business Strategy. We have limited resources to pursue further development to commercialize a ground penetrating radar system for the above markets and to exploit the gas plasma antenna technology. Our strategy is to use our ground penetrating radar and gas plasma antenna prototypes to demonstrate to prospective users our capabilities and to seek partnering arrangements to develop custom commercial devices for specific applications. Our marketing activities to date have been very limited and are focused primarily towards governmental agencies and major prime contractors to the U.S. government. The strategy is to seek sponsorship to assist in further development and commercialization of the present technology. There can be no assurance that we can obtain any outside assistance or successfully complete development and commercially exploit our ground penetrating radar or gas plasma antenna technology.

         Competition. The segment of the electronics industry that involves the manufacture and sale of ground penetrating radar equipment is not large or cohesive enough to be referred to as an "industry." Further, it is a specialized subset of geophysical tools that include seismic equipment and other geophysical and scientific instruments. The antenna industry consists of a large number of companies with substantial resources, a large installed base, established government and commercial relationships, and large research and development staffs. It is possible that any such technology owned or developed by others may be further advanced than our technology.

         We have not yet developed a commercially marketable prototype of our ground penetrating radar or gas plasma antenna technology. Most of our potential competitors are actively engaged in operations and have had time to develop product recognition and market share and have greater financial and other resources than ours.

         RESEARCH AND DEVELOPMENT. Our current development efforts are focused on the introduction of the PSC1000-family microprocessor and high-speed data communication products. The development of our technologies has taken longer than anticipated and could be subject to additional delays. Therefore, there can be no assurance of timely or successful marketing of the PSC1000-family or of continued market acceptance of existing and proposed high speed data communication products.

         We incurred research and development expenditures of $1,607,828 for our fiscal year ended May 31, 1998 and $1,367,937 for the fiscal year ended May 31, 1997. The majority of our expenditures in fiscal 1998 and 1997 have been devoted to our PSC1000 and high-speed data communications technologies. To date, we have expensed internal software development costs as incurred. We believe that technical advances are essential to our success and expect that we will continue to expend substantial funds on research and development of our technologies. However, there can be no assurance that such research and development efforts will result in the design and development of competitive technologies in a timely manner.

         LICENSES, PATENTS, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS. We rely on a combination of patents, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect our proprietary technologies. Our policy is to seek the issuance of patents that we consider important to our business to protect inventions and technology that support our microprocessor and radar and antenna technologies.

         We have six U.S. patents issued and five U.S. patents pending, most dating back to 1989, on the ShBoom microprocessor technology. We have one ShBoom technology patent pending in five European countries and Japan and may file additional applications under international treaties depending on an evaluation of the costs and anticipated benefits that may be obtained by expanding possible patent coverage.

         In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is becoming increasingly important to compete effectively in the semiconductor industry. It may become necessary or desirable in the future for us to obtain patent and technology licenses from other companies relating to certain technology that may be employed in future products or processes. To date, we have not received notices of claimed infringement of patents based on our existing processes or products; but, due to the nature of the industry, we may receive such claims in the future. Likewise, we believe that we may have claims against other semiconductor companies should certain of our pending patents be favorably granted. However, there can be no assurance thereof nor any assurance that we could successfully exploit any potential patent claims against larger competitors.

         We acquired the basic ShBoom technology from nanoTronics Corporation in return for 10,000,000 shares of our common stock in 1994. We do not believe we are obligated to pay any royalties on aspects of the ShBoom technology specified in prior agreements between nanoTronics Corporation and a previous inventor. We believe that, should there be royalties due to the previous inventor, the obligation is that of nanoTronics. We have been informed by nanoTronics that the inventor has rejected a tender of a part of the consideration paid by us to nanoTronics. The inventor has proposed that he is entitled to royalties and the return of the basic ShBoom technology. The inventor has filed a lawsuit to enforce these claims. The lawsuit is further discussed in the "Litigation" section of this prospectus. If it is ultimately determined that the inventor is entitled to royalties, we could be subject to indemnification claims by nanoTronics of up to $1,250,000 based on our agreement with nanoTronics.

         Based on the asset purchase agreement and plan of reorganization between Patriot, nanoTronics and Mr. Falk, we were the recipients of a number of warranties and indemnities. We believe nanoTronics has been or is in the process of liquidation and due to Mr. Falk's death in July 1995, we may be limited in our ability to obtain satisfaction should we have any future claims against nanoTronics or the Falk Family Estate.


         We have entered into the following licenses related to the microprocessor technology:

         - Sun Microsystems Inc. In June 1997, we entered into an agreement with Sun Microsystems, Inc. which enabled us to develop and distribute products based on Sun's JavaOS technology. In June 1998, we exercised an option under that agreement to license from Sun, personalJava, a smaller platform on which to run Java applications, that did not include an operating system. We determined that personalJava was better suited to the markets available to the PSC1000. We are currently working on porting personalJava to the PSC1000.


         - Wind River. In July 1997, we entered into an agreement with Wind River that provided us with a license for an operating system, VXWorks, to be used in conjunction with personalJava. We are currently working on porting VXWorks to the PSC1000.

         - Forth Inc. In July 1997, we entered into a license agreement with Forth Inc. whereby Forth will provide software support and operating system development tools for the Forth programming language. Several customers are evaluating the PSC1000 as a microprocessor using the Forth programming language.

         - VSAC. In December 1998, we entered into a licensing agreement with Venture System LSI Assist Center under which our core license is made available for evaluation and review by qualified Japanese companies. Certain companies attaining 1,000 unit volumes will be required to enter into sub-license agreements with us.

         We have two U.S. patents on our gas plasma antenna technology including one U.S. patent on antenna technology directly related to our ground penetrating radar technology. No foreign application has been made. Although plans in this regard are not definite, our intention is to apply for patents only as to selected aspects of our ground penetrating radar and gas plasma antenna technology in order to reduce the risk of infringement or duplication by competitors. Considering the rapid advancements in the field of electronics generally, we believe that our interests will best be served by treating as trade secrets non-patented components or instrumentation groups used in some of our technologies. There are a large number of patents owned by others in the radar and antenna fields generally and in the field of ground penetrating radar specifically. Accordingly, although we are not aware of any possible infringement and have not received any notices of claimed infringement, we may receive such claims in the future.

         In 1995, we entered into a fully paid license agreement with Telenetworks that enables us to use their ISDN software technology. In addition to the protection afforded us through this ISDN technology license, we have created our own software and hardware designs and use copyright, trade secret laws, software security measures and nondisclosure agreements to protect our proprietary products, technology and software. We have one U.S. patent on our high-speed data communication technology. Despite our precautions, it may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our high-speed data communication technology and software without authorization. In addition, we cannot be certain that others will not develop substantially equivalent or superior proprietary technology thereby substantially reducing the value of our proprietary rights.

         In 1993, we licensed the technology related to a family of communication interface microprocessors to Sipex Corporation. The agreement provided that Sipex could exclusively use the technology through December 1998 if it paid a $50,000 per year minimum. Subsequent to December 1998 the license continues on a non-exclusive basis based on the mutual consent of both parties. Currently, Sipex is continuing to use the technology and paying a royalty fee.

         In addition, we entered into a license agreement with Multi-Tech relating to the ATComm/PRI technology. Multi-Tech paid us an up-front license fee of $50,000 plus an additional royalty fee of $50 per unit for each unit sold up to a maximum royalty fee of $25,000 after which time the agreement becomes a paid up license. Multi-Tech also pays us a support fee of $5,000 per year for five years through 2001. Currently Multi-Tech is continuing to use the technology and paying a royalty fee.

         There can be no assurance that any patents will issue from pending or future applications or that any patents that are issued will provide meaningful protection or other commercial advantages to us. Although we intend to protect our rights vigorously, there can be no assurance that these measures will be successful.

         We generally require all of our employees and consultants, including our management, to sign a non-disclosure and invention assignment agreement upon employment with us.

         MARKETING AND DISTRIBUTION. Our products are marketed through a combination of a direct sales force and distributors. Approximate sales by principal geographic area (as a percentage of sales) for fiscal years ended May 31 were as follows:


                                             1998              1997
                                             ----              ----
Domestic sales                                96%               77%
Foreign sales
         North America                         1%                13%
         Europe                                3%                6%
         Other                                --                 4%

Total sales                                  100%              100%



         All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will have a material adverse effect on operations.

         DEPENDENCE UPON SINGLE CUSTOMERS. Ten percent (10%) or more of our consolidated net sales for the fiscal years indicated were derived from shipments to the following customers:




                                           1998                   1997
                                           ----                    ----
                   Intermec              $578,000                $473,000
                   G.E. Capital          $478,000                $472,000
                   Spacenet
                   Carrier               $     --                $212,000
                   Technology
                   Advanced              $207,000                $     --
                   Communications

         All of the above sales were for communication products and were shipped against multiple purchase orders from each customer.

      FACILITIES. We have one 10,000 square foot office located at 10989 Via Frontera, San Diego, California. The facility is leased and is currently held under an option that will expire in July 1999. We are currently in discussions with the existing lessor to extend the current lease and are looking at other alternative properties of similar size in the San Diego area. There are a variety of facilities of similar size and cost available should we decide to relocate our offices. In addition, several of our employees who are supporting the PSC1000 microprocessor are telecommuting from their homes in northern California.

         EMPLOYEES. We currently have twenty full-time and two part-time personnel. Eleven full-time persons are employed in research and development, three full-time persons are engaged in manufacturing and assembly, three full-time persons are engaged in marketing and three full-time and two part-time persons are engaged in general and administrative activities. These persons include Mr. Norris and Mr. Putnam, who only devote a part of their available time to our affairs. We also engage additional consultants and part-time persons as needed from time to time.

         Our future success depends in significant part upon the continued service of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

         GOVERNMENT REGULATION. To our knowledge, our products are not subject to governmental regulation by any federal, state or local agencies that would affect the manufacture, sale or use of our products, other than occupational health and safety laws and labor laws which are generally applicable to most companies. We cannot, of course, predict what sort of regulations of this type may be imposed in the future but do not anticipate any unusual difficulties in complying with governmental regulations which may be adopted in the future.

         Our proposed ground penetrating radar device and antenna technology uses microwave radio waves. The Federal Communications Commission (FCC) regulates the use of such radio waves in a product. Since we have limited manufacturing capabilities, we most likely would license the technology to other companies for production. The other companies would be required to obtain the proper FCC approvals for their products. We do not believe that the operation of the ground penetrating radar prototype on contract analysis projects requires FCC approval.

         We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

                                  USE OF PROCEEDS

         We expect to sell to Swartz Private Equity, LLC $5,000,000 of common stock under the investment agreement. Additional amounts may be received if the warrants to purchase common stock are exercised. In addition, we have already received $343,000 from the sale of common stock to private investors. This amount plus funds raised from the issuance of short-term loans, $698,000, were used to meet our operating expenses for the months of November 1998 through June 1999. Net proceeds are determined after deducting all expenses of the offering (estimated to be $64,600).


         We intend, in the following order of priority, to use the net proceeds from this offering as follows:

         Repayment of short-term loans                                             $  698,000

         Marketing, sales, and commercialization                                    1,000,000
           Expenses for marketing and sales in conjunction with the market introduction of the microprocessor as a commercial product. Such expenses include market research studies, marketing collateral materials, trade show participation, public relations, advertising expenses and sales and marketing personnel.

         Completion of the microprocessor development                               1,000,000
           Expenses for completion of the development include porting an operating system and personalJava to the microprocessor and obtaining tools to make use of the processor more user- friendly.

         Working capital and general corporate purposes                            2,237,400
                                                                                  ----------
               Total                                                              $4,935,400
                                                                                  ==========

         The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

         -        The progress of our final development of the microprocessor,

         - Revenues generated from existing and anticipated products and licenses,

         -        The development of marketing and sales resources,

         - Administrative and legal expenses, and ~ Other requirements not now known or estimable.

         We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 18 months.

                                    LITIGATION

         In October 1998, Patriot was sued in the District Court for Travis County, Texas by the Fish Family Trust, an assignee of a co-inventor of the original ShBoom technology. The suit also named as defendants nanoTronics and Gloria Felcyn as trustee of the Falk Family Trust. The suit sought a judgment for damages, a rescission of the technology transfer agreement by which nanoTronics obtained the technology and a restoration of the technology to the Fish Family Trust. We had the suit removed to the United States District Court for the Western District of Texas, Austin Division. We requested the Federal District Court dismiss the suit based on a lack of minimum contacts with Texas or, in the alternative, to transfer the case to the Southern District of California. In January 1999, the Federal District Court dismissed the suit for lack of subject matter and personal jurisdiction.

         The Fish Family Trust then refiled the suit in the Superior Court of San Diego County, California seeking remedies similar to the action dismissed by the Federal District Court. We have joined with nanoTronics and Gloria Felcyn, Trustee, and retained joint legal counsel to defend this suit. We have not had any meaningful settlement discussions. A trial has been scheduled for December, 1999. We and the other defendants intend to vigorously contest the plaintiff's allegations.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         Our results of operations have been and may continue to be subject to significant variations. The results for a particular period may vary due to a number of factors. These include:


         - the overall state of the semiconductor and communications segments of the economy,

         -        the development status of and demand for our products,

         -        economic conditions in our markets,

         -        the timing of orders,

         -        the timing of expenditures in anticipation of future sales,

         -        the mix of products sold by us,

         -        the introduction of new products,

         -        product enhancements by us or our competitors, and

         -        pricing and other competitive conditions.

         As described in Note 1 to the Consolidated Financial Statements, effective December 26, 1996, we acquired 96.9% of the common stock of Metacomp. The business combination was accounted for as a pooling of interests and, accordingly, our financial statements have been presented to include the results of Metacomp as though the business combination occurred as of

June 1, 1995. In addition, Metacomp changed its fiscal year-end from July 31 to May 31 to conform to our fiscal year-end. Based on the difference in fiscal year-ends, results of operations for the two months ended July 31, 1996 were included in our results of operations for the year ended May 31, 1997.

      In connection with their audit report on our consolidated financial statements as of and for the year ended May 31, 1998, BDO Seidman, LLP, our independent auditors, expressed substantial doubt about our ability to continue as a going concern because of recurring net losses and negative cash flow from operations. See note 16 of the consolidated financial statements for discussion.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MAY 31, 1998 AND 1997

      Net sales. Total net sales for the fiscal year ended May 31, 1998 increased 3.0% to $1,902,874 from $1,847,421 for the fiscal year ended May 31, 1997. This increase was due primarily to the initial sales of the microprocessor and the development contracts for the radar/antenna product line.

      Cost of sales. Cost of sales as a percentage of net sales increased to 61.2% in fiscal 1998 compared to 54.3% in fiscal 1997. This increase in the cost of sales percentage was a result of increasing the obsolescence reserve by $203,000 for component and finished parts inventory related to older products being phased out. Additional inventory write downs and reserves may be necessary in future years since additional communication products are nearing the end of their life cycles. Future sales may not be sufficient to use existing finished parts inventory (which had built up in previous years in anticipation of larger orders) and component parts may not be usable in other products. Each period we review component part and finished goods inventory quantities and estimate the amount of useable inventory based on historical usage. If the quantities anticipated to be used are less than the quantities on hand, then we increase the obsolescence reserve and record additional cost of sales.

      Research and development expenses increased 17.5% from $1,367,937 in fiscal 1997 to $1,607,828 for fiscal 1998. This increase was due primarily to an increase in licensed software support and update fees.

      Selling, general and administrative expenses increased 67.1% from $2,448,751 in fiscal 1997 to $4,090,937 in fiscal 1998. This increase was due primarily to:

         - the costs of two financings, which financings were in the total amount of $3,000,000,

         - an increase in personnel costs related to our addition of one marketing executive and one financial officer,

         - the compensation costs of $1,995,000 related to the earnout from escrow of 2,000,000 shares of common stock in 1998 as compared to compensation cost of $725,000 related to the earnout of 500,000 shares of common stock in 1997 as discussed in Note 4 to the Consolidated Financial Statements, and

         - an increase in marketing costs related to introducing our products to the marketplace.

      Amortization of purchased ShBoom technology was $612,333 for fiscal 1997. The technology was totally amortized during fiscal year 1997 and, accordingly, there was no corresponding expense for fiscal year 1998.

      Other income (expense) was significantly higher for fiscal 1998 as a result of a recognition of $2,592,446 of non-cash interest related to the discount on convertible term debentures and valuation of warrants as discussed in Note 5 to the Consolidated Financial Statements and the interest on these debentures.

      A one-time extraordinary income item of $1,779,457 was recorded in fiscal 1997. Metacomp filed for protection from its creditors in 1991 and entered a plan of reorganization with the U.S. Bankruptcy Court. The Chapter 11 plan was completed in July 1996 and resulted in this amount of debt being discharged.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED FEBRUARY 28, 1999 AND 1998

      Net sales. Total net sales for the nine months ended February 28, 1999 decreased 2.9% to $1,108,022 from $1,140,711 for the corresponding period of fiscal 1998. This decrease was due primarily to a reduction in follow on shipments for our matured communication products several of which are approaching the end of their life cycles. Development and sales of new communications products have not achieved a level to replace the maturing products. Also, we had to reschedule the product delivery on our kiosk application order of $3,355,000. Although no assurance can be given, the kiosk order is scheduled to begin shipments in the first fiscal quarter of 2000, June 1 to August 31, 1999, with the balance of shipments to be completed by the end of fiscal year 2000.

      Cost of sales. Cost of sales as a percentage of net sales increased to 61.7% for the nine months ended February 28, 1999 compared to 47.9% for the corresponding period of the previous fiscal year. This increase is due in part to lower profit margins on the non-recurring engineering portion of our kiosk application order compared to profit margins typically associated with our other product lines. The remainder of the kiosk order is anticipated to put upward pressure on the cost of sales as a percentage of net sales when shipments of the product portion of the kiosk order commences.

      Research and development expenses increased 25.7% for the nine months ended February 28, 1999 to $1,634,060 from $1,299,975 for the corresponding period for the previous fiscal year. This was due to an increase in licensed software support and update fees for the Java OS and Personal Java application, increased costs of porting a real time operating system to the PSC1000, and costs related to the development of the kiosk.

      Selling, general and administrative expenses decreased by 32.5% to $1,770,158 for the nine months ended February 28, 1999 compared to $2,620,908 for the corresponding period of the previous fiscal year. This decrease was due primarily to a reduction in compensation costs.

         Other expense was $335,993 for the nine months ended February 28, 1999 compared to $1,665,725 for the corresponding period for the previous fiscal year. This decrease was due primarily to the non-cash interest related to Convertible Term Debentures discussed in Note 5 to the Consolidated Financial Statements and the interest on those Debentures being significantly lower in the current nine month period.

LIQUIDITY AND CAPITAL RESOURCES

      At February 28, 1999, working capital was a negative $1,013,056 and cash and cash equivalents totaled $16,800. We have funded our operations primarily through the issuance of securities and debt financings. Cash and cash equivalents decreased $585,656 during the nine months ended February 28, 1999. The net cash used in operating activities was $1,136,873, additions to property and equipment were $273,096, and funds generated from debt and equity financings were $824,313. During the nine months ended February 28, 1999, accounts receivable decreased $136,220 as a result of a reduction in sales, increased collection efforts and the sale of receivables to a bank under a factoring agreement. Prepaid expenses increased $49,198 as a result of maintenance contracts on software being amortized over the entire year. Accounts payable increased $900,413 as a result of annual obligations for software maintenance and a slow down in payments as a result of the cash and cash equivalent reduction.

      Our current cash requirements to sustain our operations for the next twelve months are estimated to be $1,600,000. We expect that these requirements will be provided:

      Internally by:

         - the cash profits related to the $3,355,000 kiosk order, (a portion of which is anticipated as an advance payment during our first fiscal quarter of 2000 (June 1 to August 31, 1999), previous to any product shipments, and

       Externally by:

         - short-term debt instruments, including a receivable financing arrangement established with our bank,

         - previous to the effective date of the registration of the underlying stock to be resold under the investment agreement, private placement debt and/or equity financings,

         - subsequent to the effective date of the registration of the underlying stock to be resold under the investment agreement, draws against the equity line of credit, and

         - other sources of financing in the event the equity line of credit is not completed.

      Since February 28, 1999, we have issued short-term debt financings for $553,000 and sold equity to two private investors totaling $75,000. These amounts have enabled us to meet our current needs and will provide funding for the next 30 to 60 days. If, during the next 60 days, we do not receive the initial funding for the kiosk order or the initial draw against the investment agreement, then additional similar debt or equity financings will be necessary to continue to meet our cash requirements.

      In February 1999, we entered into an agreement for up to $5,000,000 under an investment agreement. The investment agreement allows us, at our sole discretion, to put common stock into the hands of Swartz Private Equity, LLC at a discount from market, ranging from 10% to 20% depending on the market price of the common stock. The puts are subject to common stock trading volume limitations and registration of the securities. We anticipate the initial put under the investment agreement will take place during the first quarter of fiscal year 2000, June 1- August 31, 1999. The funds anticipated from the kiosk order are subject to our customer receiving funds from the Mexican Department of Tourism and on several occasions product shipments have been rescheduled pending the receipt of those funds.

      As discussed below, the offering that relates to this proposed $5,000,000 financing may have been in violation of Section 5 of the Securities Act of 1933. We are also holding discussions with various other possible financing sources and management believes that additional financing can be obtained in the event that the proposed $5,000,000 financing is not completed. However, no assurance can be given that we will, in fact, be able to obtain additional financing or that the terms of such financing will be favorable to us.

      We anticipate that we may require additional equipment, fabrication, components and supplies during the next twelve months to continue development of our technologies. Product introductions such as those currently underway for communication products and the PSC1000 may require significant inventory, product launch, marketing personnel and other expenditures that we can not currently estimate. Further, if expanded development is commenced or new generations of microprocessors are accelerated beyond our current plans, additional expenditures, that we can not currently estimate, may be required. It is possible therefore, that higher levels of expenditures may be required than we currently contemplate resulting from changes in development plans or as required to support new developments or commercialization activities or otherwise.

      Based on the current fiscal year's rate of cash operating expenditures and current plans, we anticipate a need for additional cash to meet our requirements for the next twelve months. There can be no assurance that any funds required during the next twelve months or thereafter can be generated from operations or that if such required funds are not internally generated that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital could force us to substantially curtail or cease operations and would, therefore, have a material adverse effect on our business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders.

POTENTIAL VIOLATION OF SECTION 5 OF THE SECURITIES ACT

        In April 1999, we sold shares of common stock to two individuals in the accumulated amount of $75,000 and in June we issued shares to an institutional investor upon conversion of a short term note in the amount of $116,183. These sales occurred after the commencement of a public offering by us and, therefore, by making these sales we may have violated Section 5 of the Securities Act. In July 1999, we amended and restated the investment agreement with Swartz to eliminate the discretion of Swartz as to the timing of its purchase of our common stock. The amended and restated investment agreement requires Swartz, after we put shares of common stock to it, to purchase our common stock on the twentieth day following the put. The previous agreement enabled Swartz, in its sole discretion, to purchase our common stock at any time during a twenty day period following our put to it. By entering into the amended and restated investment agreement, we completed our sale of common stock to Swartz. Since this private sale to Swartz occurred after we commenced our public offering, we may have sold securities to Swartz in violation of Section 5 of the Securities Act. Consequently, the two individual investors, the institutional investor and Swartz may have the right to rescind these purchases of common stock. In addition, Patriot and certain officers and directors of Patriot may be subject to civil and criminal penalties for potential violation of either or both
Section 5 of the Securities Act and applicable state law as a result of these sales. Management believes that the possibility of damages related to these potential violations of the Securities Act is remote and that such potential violations will have no material impact on the Company's financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards governing the way that public companies report financial information about operating segments in annual financial statements, and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. We have only one operating segment. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. We will implement SFAS No. 131 in our May 31, 1999 financial statements. Results of operations and financial position will be unaffected by implementation of the standard. We believe the adoption of this statement will have no material impact on our financial statements.


      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal periods beginning after June 15, 1999. We believe the adoption of this statement will have no material impact on our financial statements.

TAX LOSS CARRYFORWARDS

      As of May 31, 1998, we had approximately $9,052,000 of tax loss carryforwards. A valuation allowance has been recorded for the net-deferred tax asset of $4,258,000 arising primarily from tax loss carryforwards because we cannot determine that it is more likely than not that the deferred tax asset will be realized. See also Note 8 to the Consolidated Financial Statements.


YEAR 2000 COMPLIANCE

      Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to the year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of a company or third parties (such as customers, financial institutions, and suppliers) and not corrected, this problem may cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have an adverse effect on a company's business and results of operations.

      We have adopted a formal plan to evaluate our readiness for the Year 2000 and to address any deficiencies. The plan encompasses:

         -        information technology (IT) systems,

         -        non-IT systems,

         -        our products, and

         - systems of third parties, including distributors and key suppliers.

      INFORMATION TECHNOLOGY. Our principal computer systems that we use for financial accounting, manufacturing, inventory control, purchasing, sales administration, engineering, and other business functions are not Year 2000 compliant. We have identified a replacement system that we expect to purchase, install, and have fully functional before June 30, 1999. The cost of this new system will be approximately $30,000.

      NON-IT SYSTEMS. By the end of June 1999, we expect to have completed an evaluation of telephone systems, manufacturing equipment, facility heating and cooling systems, and other non-IT systems for Year 2000 readiness and will promptly take remedial action as necessary.

      OUR PRODUCTS. We have completed a series of tests, utilizing industry standards, of the electronics systems of our products, including those product lines no longer being manufactured but remaining in use at customer sites. Our review has determined that the products should continue to operate according to specifications after December 31, 1999.

      KEY VENDORS AND SUPPLIERS. We will initiate a survey of our key vendors and suppliers to assess their plans for bringing any non-compliant systems into Year 2000 compliance. This study is expected to be completed by the end of June 1999.

      Other than the replacement computer system discussed above, substantially all of the effort to evaluate our Year 2000 readiness has been made using internal personnel, and therefore incremental expenses have been less than $50,000. We have not incurred any material expenses in connection with our evaluation of non-IT systems and do not expect material expense in the future, although the evaluation of non-IT systems is not yet complete. We have not incurred any material expenses to date in connection with the evaluation of our products and the status of our vendors and suppliers with respect to Year 2000 issues. We do not anticipate material expenses in the future, although the evaluation of key vendors' and suppliers' Year 2000 readiness is not yet complete.

      Our Year 2000 readiness plan, as well as our consideration of contingency plans, are ongoing and will continue to evolve as new information becomes available. At the present time, we believe that it is difficult to identify the cause of the most reasonably likely worst case Year 2000 scenario. We have not yet adopted any formal contingency plans and will determine the need for such plans as part of our ongoing assessment of vendors and suppliers, products, and internal business systems. Due to the complexity and pervasiveness of the Year 200 issue, and in particular the uncertainty regarding the Year 2000 compliance programs of third parties, no assurances can be given that the Year 2000 problem will not have material adverse effects on our business or our results from operations.


                                   MANAGEMENT

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

      Our current directors and executive officers, their ages, positions held with us and duration as such, are as follows:

NAME                     AGE            POSITION AND OFFICES       DIRECTOR SINCE
----                     ---            --------------------       --------------
Elwood G. Norris         60             Chairman and Director      August 1989

James T. Lunney          44             President, CEO and         April 1998
                                        Director

Lowell W. Giffhorn       52             Chief Financial Officer    N/A

Donald R. Bernier        56             Director                   January 1995

Helmut Falk, Jr.         42             Director                   December 1997

Phillip Morettini        42             Vice President Sales and   N/A
                                        Marketing

Frederick G. Thiel       38             Director                   February 1999

Robert Putnam            40             Secretary                  N/A

Jayanta K. Maitra        48             Vice President             N/A
                                        Engineering

Richard G. Blum          68             Director                   February 1999

      The terms of all directors will expire at the next annual meeting of our shareholders, or when their successors are elected and have qualified. Directors are elected each year, and all directors serve one-year terms. Officers serve at the pleasure of the board of directors. No family relationship exists among our management members. Mr. Norris, Mr. Bernier and Mr. Falk were elected to the board of directors in December 1997. Mr. Lunney was appointed to the board of directors in April 1998. Mr. Thiel and Mr. Blum were appointed to the board of directors in February 1999.

BIOGRAPHICAL INFORMATION

      ELWOOD G. NORRIS. Mr. Norris has been a director of Patriot since 1989 and served as Chairman and Chief Executive Officer (CEO) until June 1994. In June 1995 he was again appointed President and CEO until June 1996, when he was appointed Chairman. Since March 1988, he has been a director of e.Digital, Inc., a public company engaged in electronic product development, distribution and sales. Until October 1995, when he became Chief Technology Officer, he was also President of e.Digital, and in January 1997 he was appointed interim CEO. Since August 1980, he has also been a director of American Technology Corporation, a publicly held consumer electronics company, and served as its President and CEO until February 1994. Mr. Norris is an inventor with over twenty U.S. patents primarily in the fields of electrical and acoustical engineering. He invented the base ground penetrating radar technology and the gas plasma antenna technology owned by us. Mr. Norris works only part-time for us.

      JAMES T. LUNNEY. Mr. Lunney has been the President and CEO of Patriot since March 1998 and was appointed as a Director in April 1998. From February 1997 to March 1998, he was the President of Signal Processing Systems, a San Diego manufacturer of signal processing technologies. From November 1992 to February 1997, he was the Manager of Production Programs, Vice President and Business Area Manager for Signal Processing, which was a division of Scientific Atlanta until August 1996, when it was acquired by Global Associates Ltd. Previously, Mr. Lunney held various managerial positions with GE Aerospace, Defense Systems Division and Ordinance Systems Division. In 1977, he received a B.S. in Electrical Engineering from Worcester Polytechnic Institute.

      ROBERT PUTNAM. Mr. Putnam has been the Secretary and Treasurer of Patriot since 1989 and was a director from 1989 to April 1998. Since 1988 he has served as Secretary of e.Digital, Inc. Since 1984 he has been a director of American Technology Corp., where he served as Secretary/Treasurer from 1984 and as President and CEO from February 1994 until September 1997. He received a B.A. degree in Mass Communication/Advertising from Brigham Young University in 1983. Mr. Putnam works only part-time for us.

      JAYANTA K. MAITRA. Mr. Maitra has been Vice President of Engineering of Metacomp since 1990 and was appointed Vice President of Engineering of Patriot in January 1997. From 1985 to 1987 he was Manager of Hardware Engineering for Systech Corporation, a San Diego based hardware and software communications company. From 1974 to 1985 he held various engineering positions with several computer related technology companies. He obtained a B.S. in Electrical Engineering from the Indian Institute of Technology in 1972 and an M.S. in Electrical Sciences at State University of New York in 1973.

      LOWELL W. GIFFHORN. Mr. Giffhorn was the principal in his own financial management consulting firm from August 1996 until joining Patriot as Chief Financial Officer (CFO) in May 1997. From November 1996 to May 1997, Mr. Giffhorn, in addition to other consulting engagements, performed the duties of Acting CFO for Patriot. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc. Sym-Tek Systems, Inc. was a major supplier of capital equipment to the semiconductor industry, which filed under Chapter 11 of the U.S. Bankruptcy Code in May 1994 while Mr. Giffhorn was the CFO. He was instrumental in selling the assets of Sym-Tek Systems, Inc. to Sym-Tek Inc., a wholly owned subsidiary of Aetrium Inc. He continued with Sym-Tek Inc. as Vice President Finance during the transition and concluded the liquidation of Sym-Tek Systems, Inc. He has over twenty-five years of experience in a variety of financial positions, including eleven years as Controller for Langley Corporation, a publicly traded, San Diego, defense contractor. Mr. Giffhorn obtained a M.B.A. degree from National University in 1975 and he obtained a B.S. in Accountancy from the University of Illinois in 1969.

      DONALD R. BERNIER. Since 1971, Mr. Bernier has been the owner and President of Compunetics Incorporated, a Troy, Michigan-based electronics firm of which he the founder. Compunetics engages in contract research and development, specializing in microelectronics primarily for the automotive industry.

      HELMUT FALK, JR. For the past six years, Dr. Falk has been the Director of Anesthesia for the Johnson Memorial Hospital in Franklin, Indiana. Dr. Falk received his D.O. from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and CEO of Patriot until his death in July 1995. Dr. Falk is also an heir to the Helmut Falk Estate, which is the beneficial owner of our shares held by the Helmut Falk Family Trust and nanoTronics Corporation.

      PHILIP MORETTINI. Mr. Morettini has been the Vice President of Sales and Marketing of Patriot since July 1997. From September 1995 to April 1997, he was the President and CEO of Sdept Computer Solutions, a San Diego software company. From December 1993 to September 1995, he was the principal in his own management consulting firm; and from March 1990 to September 1993, he held several positions, including Division Manager, for Horizons Technology, a San Diego software and services company. Previously, he held various marketing and product development positions with Spectragraphics and Hewlett-Packard. In 1981 Mr. Morettini received a M.B.A. degree from the University of Detroit and in 1979 he obtained a B.S. in Engineering from the University of Illinois.

      FREDERICK G. THIEL. Since April 1998, Mr. Thiel has been the President and CEO of Lantronix, Inc., an Irvine, CA based developer/manufacturer of computer network enabling devices and systems. From July 1996 to April 1998 he was the Vice President of Marketing and General Manager for CDM Technology, Inc., an Irvine, CA based developer of high-end storage controller and intelligent serial input/output microprocessor technology. From June 1994 to March 1996 he was the Director of World Wide Marketing for Standar Microsystems Corporation, an Irvine, CA based network technology developer and manufacturer. Mr. Thiel was educated in the United States and Europe and studied business administration while at the Stockholm School of Economics.

      RICHARD G. BLUM. Mr. Blum retired as Chairman and President of Kysor Europe, a wholly owned subsidiary of Kysor Industrial Corporation, in 1991. Previously Mr. Blum held a variety of executive level positions with ITT Europe and ADT Europe. He completed his undergraduate work at Oregon State and Linfield Colleges in 1951 and post graduate work at John Carrol and Canisius Universities in 1958.

GENERAL CONFLICTS OF INTEREST

      Conflicts of interest now exist and will continue to exist between us and certain of our officers and directors due to the fact that certain officers and directors have other employment or business interests to which they devote attention. We have not established policies or procedures for the resolution of current or potential conflicts of interest between us and our management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in our favor.

      It is conceivable that the respective areas of interest of ours, American Technology Corp. and e.Digital could overlap or conflict. We believe that, although each of the three corporations is involved in the electronics industry, their respective areas of focus, products and technology are sufficiently distinct that no conflict in business lines or executive loyalties will result. Therefore, no steps have been taken to resolve possible conflicts among us, American Technology Corp., and e.Digital; and any such conflicts, should they arise, will be addressed at the appropriate time.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

      As permitted by Delaware law, our certificate of incorporation provides that we will indemnify our officers, directors, employees and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us. However, they will not be indemnified if they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.

EXCLUSION OF DIRECTOR LIABILITY

      In accordance with Delaware law, our certificate of incorporation excludes personal liability on the part of our directors to us for monetary damages based upon any violation of their fiduciary duties as directors, except as to:

         -        liability for any breach of the duty of loyalty,

         - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

         - acts in violation of Section 174 of the General Corporation Law of Delaware, or

         - any transaction from which a director receives an improper personal benefit.

This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation of our chief executive officers and each of the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal years ended May 31, 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                         Annual Cash Compensation               Long-Term Compensation
                       ----------------------------       -----------------------------------
Name and Principal     Fiscal                              Options            All Other
Position               Year       Salary      Bonus       (# of Shares)       Compensation(7)
James T.  Lunney       1998       $ 26,385    Nil         350,000             None
President and CEO(1)                                      shares

Michael A.  Carenzo    1998       $164,133    Nil         50,000              None
President and CEO(2)   1997       $138,000                shares              None
                                                          900,000
                                                          shares

Elwood G.  Norris      1996       $60,000     Nil         50,000              None
President and CEO(3)                                      shares

Helmut Falk            1996       $9,231      Nil         None                None
President and CEO(4)

Norman J.  Dawson      1998       $114,169    Nil         50,000              None
Vice President and     1997       $128,483    Nil         533,953             $4,241
General Manager(5)

Jayanta K.  Maitra     1998       $104,500    Nil         25,000              None
Vice President         1997       $118,700    Nil         535,753             $2,874
Engineering(6)

----------
(1)      Mr. Lunney has served as President and CEO since March 23, 1998.

(2) Mr. Carenzo served as President and CEO from June 1, 1996 to March 1998, when Mr. James T. Lunney was appointed President and CEO. Mr. Carenzo continued to serve on the Board until his resignation in October, 1998.

(3) Mr. Norris served as CEO from 1989 to June 1994, when Mr. Falk became Chairman, President and CEO. He was reappointed President and CEO on June 5, 1995 due to Mr. Falk's illness and served in such capacity until June 1, 1996, when Mr. Carenzo was appointed President and CEO.

(4) Mr. Falk served as Chairman from June 1994 until his death on July 6, 1995. He also served as President and CEO from June 1994 to June 5, 1995.

(5) Mr. Dawson was appointed Vice President and General Manager on December 26, 1996 as a result of our acquisition of Metacomp. The amounts disclosed reflect his compensation before and after the acquisition. Mr. Dawson terminated his relationship with us in October 1998.

(6) Mr. Maitra was appointed Vice President Engineering on December 26, 1996 as a result of our acquisition of Metacomp. The amounts disclosed reflect his compensation before and after the acquisition.

(7) Represents long-term disability insurance payments made us on behalf of Mr. Dawson and Mr. Maitra during the fiscal year ended May 31, 1997.

         We maintain employee benefits that are generally available to all of our employees, including medical, dental and life insurance benefits and a 401(k) retirement savings plan. We did not make matching contributions under the 401(k) plan on behalf of the above named officers during the fiscal year ended May 31, 1998.

OPTION GRANTS

      The following table sets forth information on grants of stock options pursuant to our 1996 Stock Option Plan to the officers reflected in the Summary Compensation Table shown above.

            OPTION GRANTS TABLE FOR FISCAL YEAR ENDED MAY 31, 1998


                                                               Percent of Total
                                                  Number of    Options Granted
                               Option             Options      to Employees in      Exercise
Name                            Date              Granted        Fiscal Year          Price
----                            ----              -------      -----------------    --------
James T. Lunney           February 22, 2003        350,000          23.2%           $   0.86

Michael A. Carenzo        January 26, 2003          50,000           3.3%           $   0.59

Elwood G. Norris          January 26, 2003          50,000           3.3%           $   0.59

Norman J. Dawson          January 26, 2003          50,000           3.3%           $   0.59

Jayanta K. Maitra         January 26, 2003          25,000           1.7%           $   0.59


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

      Shown below is information on exercises of stock options and fiscal year-end values under our 1996 and 1992 Stock Option Plans to the officers reflected in the Summary Compensation Table shown above.

                           Shares                                                           Value of Unexercised
                          Acquired                        Number of Unexercised            In-The-Money Options
                             on            Value      Options Held at May 31, 1998            At May 31, 1998
      Name                Exercise       Realized     Exercisable    Unexercisable      Exercisable       Unexercisable
Michael A. Carenzo         40,200        $53,466        525,691             --            $  8,000            $ --

Norman J. Dawson           54,600        $61,666         50,000        375,000            $     --            $ --

Elwood G. Norris               --             --        100,000             --            $  8,000            $ --

James T. Lunney                --             --        116,667        233,333            $     --            $ --

Jayanta Maitra                 --             --        110,753        375,000            $ 24,379            $ --


      The fair market value of the unexercised in-the-money options at May 31, 1998 was determined by subtracting the option exercise price from the last sale price as reported on the over the counter bulletin board on May 31, 1998, $.75. This value was multiplied by the number of shares into which the option was exercisable. Any options whose exercise price were greater than $.75 were excluded from the valuation.

      We have not awarded stock appreciation rights to any employee of ours. We have no long-term incentive plans except a $50,000 demonstration bonus payable to Mr. Norris upon successful demonstration of a prototype ground penetrating radar device.

      Under Mr. Maitra's Employment Contract, the board of directors canceled 75,000 stock options in fiscal year 1998 and 225,000 stock options in fiscal year 1999 which had previously been granted to him. This change was made as a consequence of our not meeting certain performance goals. As a result of Mr. Carenzo's resignation in March, 1998, 337,500 previously granted stock options were canceled. We have no defined benefit or actuarial plans covering any person.

COMPENSATION OF DIRECTORS

      No direct or indirect remuneration has been paid or is payable by us to the directors in their capacity as directors other than the granting of stock options. We expect that, during the next twelve months, we will not pay any direct or indirect remuneration to any directors of ours in their capacity as directors other than in the form of stock option grants or the reimbursement of expenses of attending directors' or committee meetings.

EMPLOYMENT CONTRACTS

      JAMES T. LUNNEY. We entered into an employment agreement dated as of February 23, 1998 and approved by our directors on March 24, 1998, with Mr. Lunney providing for his employment as President and CEO effective March 23, 1998. The agreement is for a three year term and provides for a base salary of $130,000 per annum for the first year with an increase in the second year to at least $140,000 per annum. The base salary may be increased at the discretion of the board of directors. The agreement provides for a guaranteed bonus of 25% of the base salary at the end of the first year of its term or on certain changes in control as defined in the agreement. During subsequent years, Mr. Lunney is eligible for a bonus equal to 25% of the base salary conditioned on Mr. Lunney meeting certain objectives established by the board of directors. In addition, the agreement provides a $600 per month car allowance. We may terminate Mr. Lunney's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment ranging, depending on length of service, from six to twelve months salary plus any prorated earned bonuses. Also, upon a change of control, as defined in the agreement, Mr. Lunney may elect to terminate employment and obtain a lump sum severance payment equal to the base salary for the remaining months of the agreement. We have granted Mr. Lunney options to purchase 350,000 common shares, 116,667 vesting on March 23, 1998 and the balance vesting equally at the end of twelve and twenty-four months from the date of the agreement, subject to earlier vesting in the event of a change in our control.

      PHILIP MORETTINI. We entered into an employment agreement dated as of July 28, 1997 and approved by our directors on August 18, 1997, with Mr. Morettini providing for his employment as Vice President of Sales and Marketing. The agreement is for a three year term providing for a base salary of $110,000 per annum for the first year and not less than $110,000 per annum during the second and third years of the agreement. The base salary may be increased at the discretion of the board of directors. The agreement provides for a bonus up to 50% of the annual base consideration for the applicable year. We may terminate Mr. Morettini's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment equal to four months of his then current base salary. If within twelve months of a change in control, as defined in the agreement, Mr. Morettini's employment is terminated for other than cause or if Mr. Morettini refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary. Under the agreement, we granted Mr. Morettini options to purchase 300,000 common shares, 30,000 vesting on July 28, 1997 and the balance vesting one-third per year starting July 28, 1998, subject to certain performance standards. Options may vest earlier subject to the discretion of the board of directors.

      LOWELL W. GIFFHORN. We entered into an employment agreement dated as of July 23, 1998 with Mr. Giffhorn providing for his employment as our Chief Financial Officer. The agreement is for a three year term providing for a base salary of $110,000 per annum for the first year and not less than $110,000 per annum during the second and third years of the agreement. The base salary may be increased at the discretion of the board of directors. The agreement provides for a bonus up to 50% of the annual base consideration for the applicable year. We may terminate Mr. Giffhorn's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment equal to four months of his then current base salary. If within twelve months of a change in control, as defined in the agreement, Mr. Giffhorn's employment is terminated for other than cause or if Mr. Giffhorn refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, he will receive a lump sum severance payment equal to twelve months of his then current salary.

      JAYANTA K. MAITRA. We entered into an employment agreement dated January 1, 1997 with Mr. Maitra providing for his employment as Vice President of Engineering. The agreement is for a three year term providing for a base salary of $104,400 per year with an increase in the second and third years as recommended by the President and Chief Executive Officer and approved by the board of directors. Mr. Maitra's salary was increased to $120,000 for the second year. The agreement provides for incentive bonuses in certain instances of up to 50% of the total yearly base compensation. We may terminate Mr. Maitra's employment with or without cause, but termination without cause (other than disability or death) during the first year of the agreement would result in a lump sum severance payment equal to twelve months salary. Under the agreement, we originally granted Mr. Maitra options to purchase 500,000 common shares, 50,000 vesting on December 26, 1996 and the balance vesting one-third per year starting December 31, 1997 subject to certain performance standards. As a result of not meeting the performance standards, the board of directors canceled 300,000 of such options. Options may vest earlier subject to the discretion of the board of directors.

                              PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of July 8, 1999, the stock ownership of each officer and director of ours, of all officers and directors of ours as a group, and of each person known by us to be a beneficial owner of 5% or more of our common stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of ours, except as otherwise noted.


                       Name and Address of   Amount & Nature
Title of Class         Beneficial Owner      of Beneficial Owner     Percent of Class
--------------         ----------------      -------------------     ----------------
Common Stock par
value $.00001          Gloria Felcyn, CPA    9,092,535 (1)           21.6%
                       14395 Saratoga Ave.,
                       Suite 100
                       Saratoga, CA 95070

Same                   Helmut Falk Family    6,092,535 (3)           14.5%
                       Trust
                       Gloria Felcyn,
                       Trustee
                       14395 Saratoga Ave.,
                       Suite 110
                       Saratoga, CA 95070

Same                   Elwood G. Norris      4,252,500 (4)           10.1%
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   nanoTronics           3,000,000 (2)           7.1%
                       Corporation
                       Attn: Gloria Felcyn,
                       CPA
                       14395 Saratoga Ave.,
                       Suite 110
                       Saratoga, CA 95070

Same                   Jayanta K. Maitra     298,095 (4)             *
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   James T. Lunney       233,334 (5)             *
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   Donald R. Bernier     125,000 (4)             *
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   Philip Morettini      121,000 (4)             *
                       10989 Via Frontera
                       San Diego, CA 92127

Same
                       Lowell W. Giffhorn    120,000 (5)             *
                       10989 Via Frontera
                       San Diego, CA 92127

                       Name and Address of   Amount & Nature
Title of Class         Beneficial Owner      of Beneficial Owner     Percent of Class
--------------         ----------------      -------------------     ----------------
Same                   Robert Putnam         75,000 (4)              *
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   Helmut Falk, Jr.      50,000 (5)              *
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   Frederick G. Thiel    50,000 (5)              *
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   Richard G. Blum       50,000 (5)              *
                       10989 Via Frontera
                       San Diego, CA 92127

Same                   All directors &       5,374,929 (6)           12.8%
                       officers
                       as a group (10
                       persons)


----------
   *  Less than 1%.

(1) As trustee of the Helmut Falk Family Trust and executor of the Helmut Falk estate, Ms. Felcyn effectively controls the shares described in Notes 2 and 3 below.

(2) These shares have been issued but are subject to an escrow arrangement as described in "Certain Transactions." The shares were originally issued to nanoTronics in connection with the ShBoom technology acquisition.

(3) These shares remain from 5,000,000 non-escrowed shares and 2,000,000 shares released from escrow, which were issued to nanoTronics in connection with the ShBoom technology acquisition. These shares were subsequently transferred to the Helmut Falk Family Trust.

(4) For Mr. Norris, the amount includes 100,000 shares, for each of Mssrs. Bernier and Putnam the amount includes 50,000 shares, for Mr. Maitra the amount includes 110,753 shares, and for Mssrs. Morettini the amount includes 120,000 shares issuable upon the exercise of immediately exercisable outstanding stock options granted pursuant to the 1996 and 1992 Stock Option Plans.

(5) Consists entirely of shares issuable upon the exercise of outstanding stock options.

(6) Includes 4,449,842 shares issued and outstanding and 934,087 shares issuable upon exercise of stock options.


                              CERTAIN TRANSACTIONS

         There were no transactions, or series of transactions, during fiscal 1997 or 1998, nor are there any currently proposed transactions, or series of transactions, to which we are a party, in which the amount exceeds $60,000, and in which to our knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, have or will have any direct or indirect material interest other than as described below.

      Based on the asset purchase agreement and plan of reorganization dated June 22, 1994 between Patriot, nanoTronics Corporation and Helmut Falk, we issued a total of 10,000,000 restricted common shares to nanoTronics, 5,000,000 of which are a contingent payment subject to the terms of an earnout escrow. These shares were issued in consideration of technology acquired. nanoTronics was formed in 1991 and acquired certain base technology for a simplified 32-bit microprocessor integrated on a single chip with merged stack/register architecture. nanoTronics expended in excess of $1.9 million (unaudited) while engaged in further development of that technology and produced from the basic architecture an enhanced microprocessor (ShBoom-architecture microprocessor). In connection with the acquisition, we also acquired certain fixed assets including a SunSparc 2 workstation and various terminals, peripheral devices and software. A majority of the expenditures by nanoTronics consisted of microprocessor and related software development costs. The result of these efforts was a successful initial fabrication of the microprocessor in early 1994 demonstrating technical feasibility of the ShBoom architecture. nanoTronics also expended funds on the preparation and prosecution of patent applications.

      The shares were issued to nanoTronics of which Falk was the sole shareholder. Although 5,000,000 of the shares issued were subject to the terms of an earnout escrow, as more fully described below, the shares are issued for the purpose of dividends and voting. Prior to the transaction, Mr. Falk was an unaffiliated person with respect to us. At the time of issuance the 10,000,000 common shares represented approximately 36% of our total issued and outstanding shares.

      Although the transaction did not result in a majority change in our board of directors, or a majority change in our stock ownership, the issuance of new stock resulted in a large percentage ownership controlled by one entity with the ability to have significant influence over our future affairs.

       Based on the terms of the purchase agreement, 5,000,000 of the common shares were issued to nanoTronics subject to an earnout escrow arrangement as a contingent purchase price. The terms of the escrow arrangement, as defined in the purchase agreement, provides for the earnout from escrow of 500,000 common shares for each $500,000 of Patriot revenues commencing June 1, 1994 and ending May 31, 1999. The purchase agreement also provides for full earnout on other major corporate events including a sale of substantially all our assets, certain mergers, combinations or consolidations, certain tender offers and upon a liquidation or dissolution. Any shares not earned by May 31, 1999 would be canceled. The shares may be sold, assigned or transferred within the escrow arrangement but would still be subject to the escrow terms. As of May 31, 1999:

         -        2,000,000 shares had been released from escrow,

         - an additional 2,000,000 shares have been earned and charged to compensation costs but remain in escrow pending the resolution of litigation between us, nanoTronics, and the Fish Family Trust, and

         - 1,000,000 shares will be returned to us since the earnout expires as of May 31, 1999 and the revenue was not sufficient to earn this portion of the escrowed shares.

      We have granted certain registration and information rights with respect to the shares issued to nanoTronics, such rights being assignable to Falk and the Fish Family Trust (such trust having certain rights to become a shareholder in nanoTronics). We have been advised that nanoTronics has been liquidated with the 10,000,000 shares in the process of being transferred to the Helmut Falk Family Trust which is entitled to the same registration rights. We are obligated to use our best efforts to effect a registration upon written request up to two times subject to certain limitations. We are also obligated to include the shares, subject to certain limitations, in any underwriting and in any other registration filed by us.

      During January 1999 through April 1999, we entered into four short-term notes with Gloria Felcyn, the trustee for the Falk Family Trust, accumulating $175,000 with maturity dates ranging from July 18, 1999 to August 17, 1999. On the issuance of each of the first three notes, we released 500,000 shares from the earnout escrow. We are holding the remaining 2,000,000 shares earned and subject to the earnout escrow pending resolution of the Fish Family Trust lawsuit. Upon the resolution of the lawsuit, the remaining shares held in escrow will either be released to the Falk Family Trust, used either partially or in their entirety as a means of settling the lawsuit, or be returned to us. The shares being held in escrow were recorded as additional compensation costs during the period in which the earnout was satisfied.

      We entered into an agreement to exchange technology for stock dated August 8, 1989 with Mr. Norris. Under the agreement, Mr. Norris is entitled to a royalty equal to two and one-half percent (2.5%) of the gross revenues received by us directly or indirectly from exploitation of our ground penetrating radar technology (up to a maximum royalty of $400,000). Mr. Norris was given an advance royalty payment of $17,000. Mr. Norris also is entitled to a cash bonus of $50,000 within 45 days after we successfully demonstrate a working prototype of a ground penetrating radar unit meeting specified performance criteria and a request for such bonus is made to the board of directors and approved.


                      TRADING MARKET AND RELATED MATTERS

Our common stock is traded in the over-the-counter market and is quoted on the NASD OTC Bulletin Board system maintained by the National Association of Securities Dealers, Inc. Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

      The following table sets forth the high and low bid quotations for the common stock for the nine months ended February 28, 1999 and the fiscal years ended May 31, 1998 and 1997.

                                             HIGH              LOW
      Nine Months Ended February 28, 1999
       First Quarter                        $0.77               $0.41
       Second Quarter                        0.81                0.38
       Third Quarter                         0.60                0.30

      Fiscal Year Ended May 31, 1998
       First Quarter                        $2.31               $1.36
       Second Quarter                        1.78                1.00
       Third Quarter                         1.15                0.53
       Fourth Quarter                        1.36                0.72

      Fiscal Year Ended May 31, 1997
       First Quarter                        $3.50               $1.75
       Second Quarter                        2.44                1.75
       Third Quarter                         1.83                0.94
       Fourth Quarter                        1.62                0.94

       We have approximately 254 shareholders of record as of July 8, 1999. At July 8, 1999 there were 40,861,120 shares of common stock issued and outstanding. We have never paid a cash dividend on our common stock and do not expect to pay one in the foreseeable future.

                             DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 60,000,000 shares of common stock, $.00001 par value per share. At July 8, 1999, a total of 40,861,120 common shares were issued and outstanding. The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and our election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.



         A special meeting of shareholders may be called by or at the request of:

         -        the Chairman of the Board,

         -        the President or any two directors, and

         - persons owning in the aggregate not less than 20% of the issued and outstanding common shares entitled to vote in elections for directors.

 After the satisfaction of requirements with respect to preferential dividends, if any, holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

      Our board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of common stock and could dilute the voting rights of the holders of common stock. There are currently no shares of preferred stock issued and outstanding.

      We have not paid any cash dividends to date, and no cash dividends will be declared or paid on the common shares in the foreseeable future. Payment of dividends is solely at the discretion of our board of directors.

      Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as our transfer agent and registrar for our common stock. Their telephone number is (801) 272-9294.

                                  LEGAL MATTERS

      Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway Street, Suite 2600, San Diego, California 92101 will pass on the validity of the common stock offered by us. Luce, Forward, Hamilton & Scripps LLP owns 279,326 shares of our common stock, which it received in consideration of services rendered. These shares are offered as part of this prospectus.

                                     EXPERTS

      The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      Harlan & Boettger, LLP, independent certified public accountants for the fiscal year ended July 31, 1996, have audited the financial statements of Metacomp, Inc.. Their report appears elsewhere herein and in the registration statement. We are including and relying upon such report based on the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



      Reports of Independent Certified Public Accountants......................    F-2-F-4

      Consolidated Balance Sheet as of May 31, 1998............................    F-5

      Consolidated Statements of Operations for the Years Ended
            May 31, 1998 and 1997..............................................    F-6

      Consolidated Statements of Stockholders' Equity for the Years
            Ended May 31, 1998 and 1997........................................    F-7

      Consolidated Statements of Cash Flows for the Years ended
            May 31, 1998 and 1997..............................................    F-8

      Summary of Accounting Policies...........................................    F-9-F-13

      Notes to Consolidated Financial Statements...............................    F-14 -F-27

      Consolidated Balance Sheets as of February 28, 1999 (unaudited)
              and May 31, 1998 ...............................................     F-28
      Consolidated Statements of Operations for the nine months and three
              months ended February 28, 1999 and 1998 (unaudited) ............     F-29

      Consolidated Statements of Cash Flows for the nine months ended
              February 28, 1999 and 1998 (unaudited) .........................     F-30

      Notes to Consolidated Financial Statements .............................     F-31- F-39

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Patriot Scientific Corporation
San Diego, California

We have audited the accompanying consolidated balance sheet of Patriot Scientific Corporation as of May 31, 1998 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Patriot Scientific Corporation and Metacomp, Inc., which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. As discussed in Note 1 to the consolidated financial statements, we did not audit the financial statements of Metacomp, Inc., the Company's majority owned subsidiary for its fiscal year ended July 31, 1996, of which total revenues of $239,501 are included in the consolidated financial statements for the year ended May 31, 1997. In addition, we did not audit the extraordinary item of $1,741,700 as discussed in Notes 1 and 11 to the consolidated financial statements. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts incurred for Metacomp, Inc. for the year ended May 31, 1997 is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Patriot Scientific Corporation as of May 31, 1998, and the results of their operations and their cash flows for each of the years in the two year period ended May 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 15, the accompanying consolidated financial statements have been restated to reflect the effect of a change in the accounting treatment for escrowed shares of common stock.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has suffered from recurring net losses and negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Denver, Colorado
July 17, 1998, except for notes 4 and 15 which are as of June 15, 1999 and note 16 which is as of July 14, 1999

           (Harlan & Boettger Certified Public Accountants Letterhead)




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of METACOMP, INC.:

We have audited the balance sheet of METACOMP, Inc. a California Corporation, as of July 31, 1996, and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Harlan & Boettger

San Diego, California
December 17, 1996

                       PATRIOT SCIENTIFIC CORPORATION
                         Consolidated Balance Sheet
                                 (As restated)

May 31,                                                                             1998
---------------------------------------------------------------------------------------------
ASSETS

Current assets:
      Cash and cash equivalents                                                  $    602,456
      Accounts receivable, net of allowance
        of $5,000 for uncollectible accounts                                          593,542
      Inventories (Note 2)                                                            230,417
      Prepaid expenses                                                                109,365
---------------------------------------------------------------------------------------------

Total current assets                                                                1,535,780

Property and equipment, net (Note 3)                                                  453,211

Other assets:
      Patents and trademarks, net                                                     196,942
      Other                                                                             3,721
---------------------------------------------------------------------------------------------
Total other assets                                                                    200,663
---------------------------------------------------------------------------------------------
                                                                                 $  2,189,654
=============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable                                                           $    391,184
      Accrued liabilities                                                             131,088
      Current portion-capital lease obligations (Note 10)                               2,179
---------------------------------------------------------------------------------------------
Total current liabilities                                                             524,451
---------------------------------------------------------------------------------------------

Long-term liabilities:
      Capital lease obligations (Note 10)                                               1,355
      5% Convertible term debentures (Note 5)                                         507,000
---------------------------------------------------------------------------------------------
Total liabilities                                                                   1,032,806
---------------------------------------------------------------------------------------------

Commitments and contingencies (Note 10)

Stockholders' equity (Notes 6, 9 and 11):
      Preferred stock, $.00001 par value; 5,000,000 shares
        authorized: none outstanding                                                       --
      Common Stock, $.00001 par value; 60,000,000 shares
        authorized: issued and outstanding 37,880,776                                     379
      Additional paid-in capital                                                   20,741,092
      Accumulated deficit                                                         (19,584,623)
---------------------------------------------------------------------------------------------
Total stockholders' equity                                                          1,156,848
---------------------------------------------------------------------------------------------
                                                                                 $  2,189,654
=============================================================================================


See accompanying summary of accounting policies and notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (As restated)

                                                                   (SEE NOTE 1)
Years Ended May 31,                                        1998                 1997
----------------------------------------------------------------------------------------
Net sales (Note 12)                                    $  1,902,874         $  1,847,421

Cost of sales:
     Product costs                                          960,688              893,445
     Inventory obsolescence                                 203,000              110,000
----------------------------------------------------------------------------------------
Cost of sales                                             1,163,688            1,003,445
----------------------------------------------------------------------------------------

Gross profit                                                739,186              843,976

Operating expenses:
     Research and development                             1,607,828            1,367,937
     Selling, general and
       administrative                                     4,090,937            2,448,751
     Amortization                                                --              612,333
----------------------------------------------------------------------------------------
                                                          5,698,765            4,429,021
----------------------------------------------------------------------------------------
Operating loss                                           (4,959,579)          (3,585,045)
----------------------------------------------------------------------------------------
Other income (expenses):
     Interest income                                         61,610               39,302
     Interest expense                                       (24,370)             (30,491)
     Non-cash interest expense
       related to convertible
       notes (Note 5)                                    (2,592,446)            (392,015)
----------------------------------------------------------------------------------------
                                                         (2,555,206)            (383,204)
----------------------------------------------------------------------------------------
Net loss before extraordinary
     item                                                (7,514,785)          (3,968,249)

Extraordinary income (Note 11)                                   --            1,779,457
----------------------------------------------------------------------------------------

Net loss                                               $ (7,514,785)        $ (2,188,792)
========================================================================================

Basic and diluted income (loss) per
     common share (Note 7):
     Before extraordinary item                         $      (0.24)        $      (0.15)
     Extraordinary income                                        --                 0.07
----------------------------------------------------------------------------------------
Basic and diluted (loss)
     per common share                                  $      (0.24)        $      (0.08)
========================================================================================

Weighted average number of
  common shares outstanding
  during the period (Note 7)                             31,016,956           27,250,755
========================================================================================



See accompanying summary of accounting policies and notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (See Note 1)
                                 (As restated)

-----------------------------------------------------------------------------------------------------------------------------------
Years Ended May 31, 1998 and 1997

                                                   Common Stock               Additional                                 Total
                                          -------------------------------       Paid-in           Accumulated        Stockholders'
                                           Shares              Amount           Capital             Deficit             Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 1, 1996                         30,985,257         $   310      $  10,151,024        $ (8,139,346)       $ 2,011,988

Exercise of warrants at $1.58
  per share                                      154,883               2            239,499                   --           239,501
Common stock issued for services
  at $1.28 per share                              22,600              --             28,927                   --            28,927
Exercise of stock options at $.18 to
  $.625 per share                                380,486               4            165,857                   --           165,861
Non-cash interest expense related to
  convertible notes recorded to
  additional paid-in capital (Note 6)                 --              --            375,000                   --           375,000
Non-cash compensation expense (Note 6)                --              --            291,180                   --           291,180
Common stock earned under an escrow
  agreement for purchased technology
  at $1.44 per share (Note 4)                         --              --            725,000                                725,000
Conversion of 6% Convertible
  Subordinated Notes plus interest
  at $.85 to $1.27 per share (Note 6)          1,525,103              15          1,517,000                   --         1,517,015
Adjustment for Metacomp Inc.
  pooling of interests from year-
  end change (Note 1)                                 --              --                  -           (1,741,700)       (1,741,700)
Net loss                                              --              --                  -           (2,188,792)       (2,188,792)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 1997                         33,068,329             331         13,493,487          (12,069,838)        1,423,980
==================================================================================================================================

Common stock earned under an escrow
  agreement for purchased technology
  at $.75-$1.41 per share (Note 4)                    --              --          1,995,000                              1,995,000
Exercise of stock options at $.18 to
  $.875 per share                                478,854               5            247,802                                247,807
Non-cash interest expense related to
  convertible notes recorded to additional
  paid-in capital (Note 5)                            --              --          2,018,111                              2,018,111
Unamortized debt issuance costs
  related to convertible notes                        --              --           (114,100)                              (114,100)
Conversion of 5% Convertible
  term debentures plus interest
  at $.50 to $1.09 per share (Note 5)          4,333,593              43          2,523,292                              2,523,335
Value of warrants issued (Note 6)                     --              --            577,500                                577,500
Net loss                                              --              --                  -           (7,514,785)       (7,514,785)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, May 31, 1998                         37,880,776         $   379       $ 20,741,092       $  (19,584,623)      $ 1,156,848
==================================================================================================================================

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (As restated)

----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Years Ended May 31,                                                1998                1997
----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
      Net loss                                                 $(7,514,785)        $(2,188,792)
      Adjustments to reconcile net loss
        to cash used in operating activities:
          Adjustment for Metacomp Inc. pooling of
            interests from year-end change (Note 1)                     --          (1,741,700)
          Amortization and depreciation                            341,072             836,692
          Provision for doubtful accounts                           41,761               5,000
          Provision for inventory obsolescence                     203,000             110,000
          Common stock and warrants issued for services             33,500              28,927
          Non -cash interest expense related to
              convertible notes                                  2,096,446             392,015
          Non-cash interest expense related to warrants            496,000                  --
          Amortization of debt issuance costs                      140,000              45,000
          Non -cash compensation expense                         1,995,000           1,016,180
          Changes in:
             Accounts receivable                                  (375,183)            (65,719)
              Inventories                                           96,116             (28,377)
              Prepaid and other assets                               7,940             (23,163)
              Accounts payable and accrued expenses                 16,053             (74,231)
---------------------------------------------------------------------------------------------
Net cash used in operating activities                           (2,423,080)         (1,688,168)
---------------------------------------------------------------------------------------------
INVESTING ACTIVITIES -
      Purchase of property, equipment and patents                 (417,225)           (238,447)
FINANCING ACTIVITIES:
      Principal payments on notes payable and
        long-term debt                                              (2,721)           (320,016)
      Proceeds from issuance of common stock
        and exercise of common stock warrants
        and options                                                247,807             405,362
      Proceeds from issuance of convertible notes                3,000,000           1,500,000
      Payments for debenture costs                                (280,000)            (45,000)
---------------------------------------------------------------------------------------------
Net cash provided by financing activities                        2,965,086           1,540,346
---------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               124,781            (386,269)

CASH AND CASH EQUIVALENTS, beginning of year                       477,675             863,944
---------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                         $   602,456         $   477,675
==============================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Convertible notes  and accrued interest
        exchanged for common stock                             $ 2,409,236         $ 1,500,000
      Cash payments for interest                                       383              30,491
---------------------------------------------------------------------------------------------



           See accompanying summary of accounting policies and notes to consolidated financial statements.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Patriot Scientific Corporation (the "Company") is engaged in the development, marketing, and sale of patented microprocessor technology and high-performance high-speed data communication products. The Company also owns and is developing innovative radar and antenna technology.

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company, its majority owned subsidiaries, Metacomp, Inc. ("Metacomp") and Plasma Scientific Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

As described in Note 1, effective December 26, 1996, the Company acquired 96.9% of the common stock of Metacomp. The business combination was accounted for as a pooling of interests and, accordingly, the Company's financial statements have been presented to include the results of Metacomp as though the business combination occurred as of June 1, 1995. The minority interest is not shown separately in the Consolidated Financial Statements as it is not material.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company's cash equivalents are placed in high quality money market accounts with major financial institutions and high grade short-term commercial paper. The investment policy limits the Company's exposure to concentrations of credit risk. Money market accounts are federally insured; however, commercial paper is not insured. The Company has not experienced any losses in such accounts.

Concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets which comprise the Company's customer base, as well as their dispersion across many different geographic areas. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. Generally, the Company does not require collateral or other security to support customer receivables. As of May 31, 1998, the Company had approximately 35% and 27% in accounts receivable from two customers.

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital leases and convertible debt approximated fair value because of the immediate or short-term maturity of these instruments.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories consist of raw materials, work in process and finished goods and are valued at the weighted average cost method, which approximates cost on a first-in, first-out basis, not in excess of market value.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of three to five years using the straight line method. The Company follows the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated fair value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

PURCHASED TECHNOLOGY

In accordance with the provisions of FASB Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method", purchased semiconductor microprocessor technology that is determined to have alternative future uses is capitalized at cost. Effective June 1, 1994, the Company began amortizing such technology using the straight-line method over its estimated useful life of three years (See Note 4). As of May 31, 1998, the purchased technology was fully amortized.

Purchased technology is assessed periodically for impairment. The amount of impairment, if any, is charged to operations. The Company recovers its investments in purchased technology based upon net cash flows from future sales and license agreements.

PATENTS AND TRADEMARKS

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value determined based on the provisions of SFAS No. 121 as discussed above.

REVENUE RECOGNITION

Revenue is recognized upon the shipment of product to the customer. Licensing and royalty income is recognized when earned.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

NET LOSS PER SHARE

At May 31, 1998, the Company implemented SFAS No. 128, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. All prior earnings per share data has been restated to reflect the requirements of SFAS No.128. The adoption of SFAS No. 128 had no effect on the Company's previously reported earnings per share.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

During the quarter ended May 31, 1998, based upon information then available, the Company revised its estimates regarding the recovery of certain inventories. As a result, the Company increased existing reserves for obsolescence by approximately $203,000.

STOCK OPTIONS

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RECENT ACCOUNTING PRONOUNCEMENTS

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owner and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

SFAS 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging

PATRIOT SCIENTIFIC CORPORATION
SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal periods beginning after June 15, 1999. Management believes the adoption of this statement will have no material impact on the Company's financial statements.


RECLASSIFICATIONS

Certain items included in the 1997 financial statements have been reclassified to conform to the current year presentation.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACQUISITION OF METACOMP, INC. COMMON STOCK

On December 26, 1996, the Company acquired 96.9% of the common stock of Metacomp in exchange for 1,272,068 shares of the Company's common stock. Metacomp designs, manufactures, and sells high-performance high-speed data communication products. The business combination was accounted for as a pooling of interests. Accordingly, the Company's financial statements were restated to include the results of Metacomp for all periods presented. Metacomp's fiscal year-end was changed from July 31 to May 31 to conform to the Company's fiscal year-end. Based on the difference in fiscal year-ends, results of operations for the two months ended July 31, 1996 were included in the consolidated statements of operations for both years ended May 31, 1997 and 1996. For the two months ended July 31, 1996, Metacomp recorded total revenues of $239,501, a net loss before extraordinary item of $37,759, extraordinary income of $1,779,457 and net income after extraordinary item of $1,741,700. The accompanying consolidated statements of stockholders' equity and cash flows for the year ended May 31, 1997, have also been adjusted to eliminate the net income after extraordinary item. The extraordinary income was the primary source of income for these two months.

Separate net sales, net income and related per share amounts of the merged entities through the date of the business combination are presented in the following table. In addition, the table includes unaudited pro forma net income and net income per share amounts as of the date of the business combination which reflect the elimination of the nonrecurring merger costs and expenses.


                                                      1997
--------------------------------------------------------------
Net sales
       Patriot                                     $    19,362
       Metacomp                                        874,377
--------------------------------------------------------------
       Total                                       $   893,739
--------------------------------------------------------------

Net income (loss)
       Patriot                                     $(1,202,485)
       Metacomp before extraordinary income             40,706
       Metacomp extraordinary income                 1,779,457
--------------------------------------------------------------
       Pro forma net income                            617,678
       Merger costs and expenses                       (30,000)
       Interest income                                  (6,000)
       Interest expense                                 15,625
--------------------------------------------------------------
       Net income, as reported                     $   597,303
--------------------------------------------------------------

Basic income per common share
       As reported                                 $      0.02
       Pro forma                                   $      0.02


Merger costs and expenses consisted of legal and accounting fees.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




2. INVENTORIES      Inventories at May 31, 1998 consisted of the following:

                    ----------------------------------------------------
                    Component parts                         $    418,502
                    Work in process                               60,136
                    Finished goods                               116,779
                                                            ------------
                                                                 595,417
                    Reserve for obsolescence                    (365,000)
                                                            ------------
                                                            $    230,417
                    ----------------------------------------------------


3. PROPERTY AND    Property and equipment consisted of the following at May 31,
   EQUIPMENT       1998:



                   ----------------------------------------------------------
                   Computer equipment and software                 $1,101,418
                   Furniture and fixtures                             286,732
                   Laboratory equipment                               197,534
                   ----------------------------------------------------------

                                                                    1,585,684

                   Less accumulated depreciation and amortization   1,132,473
                   ----------------------------------------------------------

                   Net property and equipment                       $ 453,211
                   ----------------------------------------------------------

                   Depreciation expense was approximately $281,130 and $184,055 for the years ended May 31, 1998 and 1997.

                   At May 31, 1998, property and equipment includes certain equipment under capital lease agreements with an original cost of $36,427 and accumulated depreciation of $28,084.


4. PURCHASED TECHNOLOGY

SEMICONDUCTOR MICROPROCESSOR TECHNOLOGY

Effective May 31, 1994, the Company acquired certain proprietary semiconductor microprocessor technology (the "ShBoom Technology") and related computer software from a corporation in exchange for 10,000,000 restricted shares of the Company's common stock (5,000,000 of which were originally placed in escrow subject to an earnout arrangement as discussed below).

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The cost of this technology of $1,875,000 was based upon the estimated current fair market value of the 5,000,000 non-contingent shares of the Company's common stock issued under this agreement and was amortized over its estimated useful life of three years. The remaining 5,000,000 shares issued for this technology were subject to an earnout escrow arrangement. As such, when the escrowed shares are earned, they are charged to compensation costs. The terms of the escrow arrangement provide for an earnout formula of 500,000 shares for each $500,000 of revenues earned by the Company during the period from June 1, 1994 through May 31, 1999. Additionally, this agreement also provides for the full earnout of these shares if during the earnout period there is (i) any sale of the assets of the Company, (ii) a business combination with another entity where the Company is not the surviving entity, (iii) at least 75% of the Company's stock is tendered to another organization, or (iv) a liquidation or dissolution of the Company. Any of the contingent shares not earned by May 31, 1999 would be returned to the Company and canceled.

      During the years ended May 31, 1997 and 1998, 500,000 shares and 2,000,000 shares, respectively, were earned as a result of the arrangement and $725,000 and $1,995,000, respectively, were charged to compensation costs. The 500,000 shares that were earned during the year ended May 31, 1997 were released during the current year. At May 31, 1998, 4,500,000 shares remain in escrow of which 2,000,000 shares have been earned and charged to compensation cost but remain in escrow pending the outcome of a lawsuit between the Company, nanoTronics and the Fish Family Trust as discussed in Note 14 to the Consolidated Financial Statements. Upon the resolution of the lawsuit, the remaining shares held in escrow will either be released to the Falk Family Trust, used either partially or in their entirety as a means of settling the lawsuit, or be returned to the Company. At May 31, 1998, the 2,500,000 shares that have not met the earnout arrangement have been excluded from the calculation of basic or diluted earnings per share.

RADAR TECHNOLOGY

Effective August 8, 1989, the Company acquired certain proprietary ground penetrating radar ("GPR") technology from a current director of the Company, primarily in exchange for 5,000,000 shares of the Company's common stock. Such shares were subject to an escrow agreement and were releaseable to the director under various specified conditions including the Company's subsequent merger or business combination with any third party.

As a result of the Company's acquisition of the ShBoom, these 5,000,000 shares were released to the director and the escrow agreement was terminated. Effective May 31, 1994, additional costs totaling $1,875,000 of this previously purchased GPR technology was recorded as compensation costs due to the release of the 5,000,000 shares. Such cost was based upon the estimated current fair market value of the Company's common stock.

Additionally, under the terms of the agreement to acquire the GPR technology, the director is to be paid a royalty equal to 2.5% of all gross revenues received from the GPR technology, up to a

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

maximum of $400,000. The director also is to receive a $50,000 bonus upon the successful demonstration of a working prototype of the technology meeting specified performance criteria. As of May 31, 1998, no amounts were due under this agreement; however, an advance of $17,000 against the royalty was paid at the inception of the agreement.

5.  5% CONVERTIBLE TERM DEBENTURES

In June 1997, the Company issued to a limited number of investors for cash an aggregate of $2,000,000 of unsecured 5% Convertible Term Debentures due June 2, 1999 ("Debentures") and Stock Purchase Warrants ("Warrants") with a right to purchase an aggregate 611,733 shares of common stock, par value $.00001 per share, at an exercise price of $1.69125. In November 1997, the Company issued to the same investors for cash an aggregate of $1,000,000 of Debentures due June 2, 1999 and Warrants with a right to purchase an aggregate 305,867 shares of common stock, par value $.00001 per share, at an exercise price of $1.50. The principal and interest amount of each Debenture may, at the election of the holder, be converted in whole or in part and from time to time into fully paid and nonassessable shares of common stock, $.00001 par value, of the Company, at a price which is the lower of (i) $1.1646 per share or (ii) depending on the number of days the Debentures have been held after June 2, 1997, from 75% to 91% of the average of the closing bid prices for the common stock for the ten consecutive trading days ending on the trading day immediately preceding such conversion date. If the Debentures have not been converted into common shares of the Company by June 2, 1999, under certain conditions, the Debentures will automatically be converted into shares of the common stock of the Company. As of May 31, 1998, $2,445,000 of the Debentures and $78,335 of the accrued interest thereon had been converted into 4,333,593 common shares of the Company.

Convertible debt instruments which are convertible at a discount to market are accounted for by treating such discount as additional interest expense. The Company computed the amount of the discount based on the difference between the conversion price and fair value of the underlying common stock on the dates the Debentures were issued. The Company recorded $2,018,111 of additional paid-in capital for the discount related to the embedded interest in the Debentures during fiscal 1998. The same amount, $2,018,111, was expensed for fiscal 1998 and is included under the caption "Non-cash interest expense related to convertible notes" in the accompanying Consolidated Statements of Operations.

The warrants to purchase 917,600 shares of common stock were valued at $544,000. Such amount was originally recorded as a reduction of the carrying amount of the Debentures with an offset to Paid-In Capital. The discount is amortized as additional interest expense over the term of the Debentures. In the fourth quarter of fiscal 1998, $496,000 had been recorded as interest expense. The balance of $48,000 is reflected as a reduction of the Debenture balance of $555,000.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. STOCKHOLDERS' EQUITY

PRIVATE OFFERINGS AND WARRANTS

During fiscal 1997, a total of 154,883 shares of the Company's common stock were issued upon the exercise of outstanding warrants which had been issued in fiscal 1996. The net proceeds from the exercise were $239,501.

During fiscal 1997, the Company issued for cash an aggregate of $1,500,000 of unsecured 6% Convertible Subordinated Promissory Notes due September 30, 1998 ("Notes"). The principal and interest amount of each Note could at the election of the noteholder be converted one or more times into fully paid and nonassessable shares of common stock, $.00001 par value, ("Shares") of the Company, at a price which was the lower of (i) $2.00 per share or (ii) 80% of the average of the five days market price prior to conversion but not less than $0.80 per share. As of May 31, 1997, all Notes plus accrued interest had been converted into 1,525,103 shares of common stock of the Company.

Convertible debt instruments which are convertible at a discount to market should be accounted for by treating such discount as additional interest expense. The Company computed the amount of the discount based on the difference between the conversion price and fair value of the underlying common stock on the date the Notes were issued. In 1997, the Company recorded $375,000 of additional paid-in capital for the discount related to the embedded interest in the Notes. This same amount was expensed during fiscal 1997 under the caption "Non-cash interest expense related to convertible notes" in the accompanying Consolidated Statements of Operations.

During fiscal 1998, the Company issued warrants to purchase 1,147,600 common shares of stock with exercise prices ranging from $1.25 to $7.50 per share. All warrants were outstanding at May 31, 1998. Included in this amount are warrants to purchase 917,600 common shares related to the Debentures discussed in Note 5 to the consolidated financial statements. The Company valued warrants issued in fiscal 1998 at $577,500.

1992 INCENTIVE STOCK OPTION PLAN ("ISO")

The Company has an ISO Plan, expiring May 20, 2002, reserving for issuance 750,000 shares of the Company's common stock. The ISO Plan provides for grants to either full or part time employees, at the discretion of the board of directors, options to purchase common stock of the Company at a price not less than the fair market value of the shares on the date of grant. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

fair market value of the share on the date of grant. Any options granted under the ISO Plan must be exercised within ten years of the date they were granted (five years in the case of a significant stockholder).

1992 NON-STATUTORY STOCK OPTION PLAN("NSO")

The Company has an NSO Plan, expiring May 20, 2002, reserving for issuance 750,000 shares of the Company's common stock. The NSO Plan provides for grants to either full or part time employees, at the discretion of the board of directors, options to purchase common stock of the Company at a price not less than the fair market value of the shares on the date of grant. Any options granted under the NSO Plan must be exercised within ten years of the date they were granted.

1995 EMPLOYEE STOCK COMPENSATION PLAN ("ESC")

Effective October 1995, the Company adopted the ESC Plan, expiring September 30, 1998, reserving for issuance 250,000 shares of the Company's common stock. The ESC Plan provides for compensation awards of the Company's common stock to employees (as defined), at the discretion of the board of directors. During fiscal 1997, the Company issued 22,600 shares of common stock under the Plan recording compensation costs of $28,927 for awards valued at an estimated fair market value of $1.28 per share. During fiscal 1998, no shares were issued under this plan. As of May 31, 1998, 32,400 shares remain available for granting under this plan.

1996 STOCK OPTION PLAN

Effective March 1996, the Company adopted the 1996 Stock Option Plan, which was amended by the Stockholders in December 1997, expiring March 24, 2006, reserving for issuance 4,000,000 shares of the Company's common stock. The 1996 Stock Option Plan provides for grants to either full or part time employees, at the discretion of the board of directors, options to purchase common stock of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 1996 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal year ended May 31, 1997, the Company issued options to purchase 1,713,000 shares of stock under the non-qualified provisions of the plan at an exercise price of 85% of the fair market value on the date of grant and recorded corresponding non-cash compensation in the amount of $291,180. During the fiscal year ended May 31, 1998, the Company issued options to purchase 1,511,000 shares of stock at market value.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net loss and net loss per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used respectively: dividend yield of zero percent for all years; expected volatility of 50 percent; risk-free interest rates of
5.6 to 6.1 percent; and expected lives of 3 to 5 years.

Under the accounting provisions for SFAS No. 123, the Company's net loss per share would have been increased by the pro forma amounts indicated below:


                                                     1998                  1997
-----------------------------------------------------------------------------------
As reported
    Net loss before extraordinary item          $  (7,514,785)        $  (3,968,249)
    Extraordinary item                                     --             1,779,457
                                                -------------         -------------
    Net loss                                    $  (7,514,785)        $  (2,188,792)
                                                =============         =============
Pro forma
    Net loss before extraordinary item          $  (8,451,147)        $  (4,460,409)
    Extraordinary item                                     --             1,779,457
                                                -------------         -------------
    Net loss                                    $  (8,451,147)        $  (2,680,952)
                                                =============         =============
As reported per share
    Basic loss before extraordinary item        $       (0.24)        $       (0.15)
    Extraordinary item                                     --                  0.07
                                                -------------         -------------
    Basic loss                                  $       (0.24)        $       (0.08)
                                                =============         =============
Pro forma per share
    Basic loss before extraordinary item        $       (0.27)        $       (0.16)
    Extraordinary item                                     --                  0.06
    Basic loss                                  $       (0.27)        $       (0.10)
                                                =============         =============


During the initial phase-in period of SFAS 123, the effect on pro forma results are not likely to be representative of the effects on pro forma results in future years since options vest over several years and additional awards could be made each year.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of the status of the Company's stock option plans and warrants as of May 31, 1998 and 1997 and changes during the years ending on those dates is presented below:


                                                     1998                               1997
                                           ------------------------         --------------------------
                                                          Weighted                         Weighted
                                                           Average                         Average
                                                          Exercise                         Exercise
                                           Shares           Price           Shares          Price
------------------------------------------------------------------------------------------------------
Outstanding, beginning of year             4,123,331        $  1.24         3,077,775          $  1.08
     Granted                               2,658,600           1.39         1,940,000             1.36
     Cancelled                            (1,059,407)          1.11          (362,375)            2.01
     Exercised                              (478,854)          0.52          (532,069)            0.76
------------------------------------------------------------------------------------------------------
Outstanding, end of year                   5,243,670        $  1.26         4,123,331          $  1.24
------------------------------------------------------------------------------------------------------
Exercisable, end of year                   3,430,836        $  1.32         1,526,332          $  0.85
------------------------------------------------------------------------------------------------------

Weighted average fair value of options
     and warrants granted during the year                   $  0.61                            $  0.68
------------------------------------------------------------------------------------------------------


The following table summarizes information about stock options and warrants outstanding at May 31, 1998:

                              Outstanding                          Exercisable
                   -------------------------------------    ------------------------
                                   Weighted
                                    Average     Weighted                    Weighted
      Range of                     Remaining    Average                     Average
      Exercise        Number      Contractual   Exercise      Number       Exercise
       Prices      Outstanding       Life        Price      Exercisable      Price
-----------------------------------------------------------------------------------
  $  0.18 - 0.37      519,379        2.48       $ 0.32        511,379       $ 0.32
     0.50 - 0.59      545,000        4.18         0.57        425,000         0.57
     0.80 - 1.17    2,024,691        4.11         1.16        765,691         0.81
     1.25 - 1.76    1,594,600        3.68         1.52      1,237,100         1.56
     2.28 - 2.50      460,000        1.50         2.31        391,666         2.31
     5.00 - 7.50      100,000        0.93         6.25        100,000         6.25
-----------------------------------------------------------------------------------
  $  0.18 - 7.50    5,243,670        4.23       $ 1.26      3,430,836       $  1.32
-----------------------------------------------------------------------------------

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. EARNINGS (LOSS) PER SHARE

In February 1997, SFAS No. 128, "Earnings per Share," was issued, which required the Company to change the method used to calculate earnings per share. Under SFAS No. 128, basic earnings (loss) per share is calculated as income (loss) available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is calculated as net income (loss) divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options, common stock warrants, and debt convertible into common stock. Common stock options of 880,989 and 1,438,980 and debt convertible into 1,748,134 and 160,118 common shares of stock were not included in diluted earnings (loss) per share in 1998 or 1997, respectively, as the effect was antidilutive due to the Company recording losses in each of those years.

In addition, 2,500,000 shares of common stock in escrow that had not met the earnout arrangement as of May 31, 1998 were not considered outstanding for diluted earnings (loss) per share. See Note 4 to the Consolidated Financial Statements.

Options and warrants to purchase 2,989,604 shares of common stock at exercise prices from $0.80 to $7.50 per share were outstanding at May 31, 1998 but were not included in the computation of diluted earnings (loss) per share because the exercise prices were greater than the average market price of the common shares. Options and warrants to purchase 822,750 shares of common stock at exercise prices from $1.37 to $2.30 per share were outstanding at May 31, 1997 but were not included in the computation of diluted earnings (loss) per share because the exercise prices were greater than the average market price of the common shares.


8. INCOME TAXES       As of May 31, 1998, the net deferred tax asset
                      recorded and its approximate tax effect consisted of the following:

                      ----------------------------------------------------------------
                      Net operating loss carryforwards                    $ 3,078,000
                      Purchased technology                                    565,000
                      Depreciation and amortization                           279,000
                      Warrants valuation                                      180,000
                      Other, net                                              156,000
                      ----------------------------------------------------------------
                                                                            4,258,000
                      Valuation allowance                                   4,258,000
                      ----------------------------------------------------------------
                      Net deferred tax asset                              $        --
                      ================================================================

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of May 31, 1998, a valuation allowance equal to the net deferred tax asset recognized has been recorded, as Management has not determined that it is more likely than not that the deferred tax asset will be realized. No current tax provision was recorded for fiscal 1998 and 1997 due to reported losses.

At May 31, 1998, the Company has net operating loss carryforwards of approximately $9,052,000 that expire through 2013 and are subject to certain limitations under the Internal Revenue Code of 1986, as amended.

9.  PROFIT-SHARING PLAN

Effective July 1, 1993, the Company adopted a savings and profit-sharing plan that allows participants to make contributions by salary reduction pursuant to
Section 401(k) of the Internal Revenue Code. At the Company's discretion, the Company may match contributions at 20% of the employee's contribution up to 6% of the employee's salary. The Company contributions are vested 20% per year beginning with the first year of service. The Company's contributions to the plan were $642 in fiscal 1997. The Company made no matching contribution in fiscal 1998.

10. COMMITMENT AND CAPITAL           The Company, through its subsidiary,
    LEASE OBLIGATIONS                Metacomp, entered into an eight year
                                     operating lease for its office
                                     and manufacturing facilities located in
                                     San Diego, California.

                                     The Company also leases a copier,
                                     computers, and test equipment at interest rates between (4-18%). Future minimum lease payments required under the operating and capital leases are as follows:

                                     ----------------------------------------------------------------
                                                                        Operating      Capital Leases
                                     1999                                 $ 96,940         $  2,387
                                     2000                                   16,190            1,393
                                     ----------------------------------------------------------------

                                     Total minimum lease payments          113,130            3,780

                                     Less amount representing interest           -              246
                                     ---------------------------------------------------------------

                                     Present value of net minimum
                                       lease payments                      113,130            3,534

                                     Less current portion                        -            1,355
                                     ----------------------------------------------------------------

                                     Total                               $ 113,130          $ 2,179
                                     ================================================================

         Rent expense for fiscal 1998 and 1997 was $85,120 and $80,371,respectively.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  EXTRAORDINARY INCOME

The extraordinary income is a gain from the discharge of debt as a result of the completion of Metacomp's plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code as of July 1996.

In 1990, Metacomp filed a Chapter 11 bankruptcy petition. In 1991, the Bankruptcy Court confirmed Metacomp's plan of reorganization which provided for 60 monthly payments to creditors with minimum payments averaging $23,400 per month or larger depending on operating results. As of July 1996, the unsecured creditors were paid approximately 13% of their approved claims and the balance was discharged. One secured creditor was scheduled to be paid in full as part of the plan of reorganization. As of July 31, 1996, this secured creditor had a remaining balance of $312,306. The Company paid to this secured creditor a remaining balance of $252,306 plus accrued interest in conjunction with the business combination with Metacomp.

12.  SALES INFORMATION

EXPORT SALES

During the fiscal year ended May 31, 1998, the Company's foreign sales were less than 10% of total sales. During the fiscal year ended May 31, 1997, the Company's sales by geographic area consisted of the following:


            Domestic sales                      $1,428,000

            Foreign sales:
              Canada                               244,000
              Other                                175,000
                                                ----------
                  Total foreign sales              419,000
                                                ----------
            Total net product sales             $1,847,000
                                                ==========

The Company has no foreign assets.

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SALES TO MAJOR CUSTOMERS

The Company had sales in excess of 10% to the following customers:

                                       1998                       1997
                                       ----                       ----
      Customer                   Sales      Percent       Sales        Percent
      --------                   -----      -------       -----        -------
      A                       $578,000       30.3%       $473,000       25.6%
      B                       $478,000       25.1%       $472,000       25.5%
      C                             --         --        $212,000       11.5%
      D                       $207,000       10.9%             --         --


13.  FOURTH QUARTER ADJUSTMENTS

The Company recorded in the fourth quarter certain adjustments relative to non-cash interest expense related to convertible debt and associated debenture costs and a write-down of inventory due to obsolescence amounting to an aggregate of $2,100,000 which are discussed in Notes 5 and 6 to the Consolidated Financial Statements. Of the aggregate amount, $1,000,000 and $1,100,000 related to the third and fourth quarters, respectively. The Company plans to file an amended Form 10-QSB for the quarter ended February 28, 1998.

14.  SUBSEQUENT EVENT

      In June 1998, the Company, the seller of the ShBoom technology and the co-inventor entered into a nonbinding agreement in principle to settle the dispute in consideration of mutual releases and the Company assigning patents on the ShBoom technology back to the co-inventor in exchange for the co-inventor granting a fully-paid, worldwide, subliceneable license to use the ShBoom technology patents exclusive in the Company's existing and future fields of use. In addition, nanoTronics agreed to release any obligation of the Company to deliver a number of shares of the Company's stock pursuant to the original acquisition agreement as discussed in Note 4 to the Consolidated Financial Statements. Any stock not delivered will be retired. Settlement documentation has been exchanged between the parties, although disputes remain concerning terms contained within the documents. The Company is unable at this time to determine whether such disputes will be resolved. The Company's Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

15.  RESTATEMENT OF 1998 FINANCIAL STATEMENTS

      During the years ended May 31,1998 and 1997, shares of common stock were earned under the terms of the escrow arrangement as discussed in Note 4 to the Consolidated Financial

PATRIOT SCIENTIFIC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Statements. Previously, compensation expense was recognized upon the release of shares from escrow rather than when such shares were earned. The market value of the shares at the release date was previously recorded as compensation expense in the year ended May 31, 1998. The market value of the shares at the date that such shares were earned should have been recorded as compensation expense in the fiscal years ended May 31, 1998 and 1997. Accordingly, the Company restated its 1998 and 1997 Consolidated Financial Statements. As a result of this restatement, the 1998 and 1997 net loss before extraordinary item and net loss were each increased by $1,620,000 and $725,000, respectively, and basic and diluted loss per share were each decreased by $0.04 and $0.03 per share, respectively.

16. CONTINUED EXISTENCE AND MANAGEMENT'S PLAN

The Company's consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $7,514,785 and $2,188,792 and negative cash flow from operations of $2,423,080 and $1,688,168 in the years ended May 31 1998 and 1997, respectively. The ability of the Company to continue as a going concern is contingent upon it obtaining sufficient financing to sustain its operations. The Company currently is attempting to complete financing for up to $5 million through an investment agreement with Swartz Private Equity, LLC ("Swartz"). As discussed below, the offering that relates to this proposed financing may be in violation of Section 5 of the Securities Act of 1933. The Company is also holding discussions with various possible financing sources and believes that additional financing can be obtained in the event that the proposed $5 million financing is not completed. However, no assurance can be given that the Company will, in fact, be able to obtain additional financing or that the terms of such financing, will be favorable to the Company. As such, there is substantial doubt about the Company's ability to continue as a going concern, unless additional financing can be obtained. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

In February 1999, the Company entered into an investment agreement with Swartz. The investment agreement entitles the Company, at the Company's option, to issue and sell its common stock for up to an aggregate of $5 million from time to time during a three-year period through February 24, 2002, subject to certain conditions including (1) an effective registration statement must be on file with the SEC registering the resale of the common shares, and (2) a limitation on the number of common shares which can be sold to Swartz within a 30 day time period based on the trading volume of the stock, among others. Swartz may purchase the common stock from the Company at a discount ranging from 10% to 20% depending on the price of the common stock. In addition to the common stock purchased, Swartz will receive warrants to purchase an additional 15% of the common stock equal to 110% of the market price on the last day of the purchasing period, subject to further semi-annual adjustment if the price of the common stock goes down.

In April 1999, the Company sold common stock to two individuals in an accumulated amount of $75,000 and in June 1999 the Company issued stock to an institutional investor upon conversion of a short term note in the amount of $116,183. These sales occurred after the commencement of a public offering by the Company and therefore, by making these sales the Company may have violated
Section 5 of the Securities Act of 1933. In July 1999, the Company amended and restated the investment agreement with Swartz to eliminate the discretion of Swartz as to the timing of its purchase of the Company's common stock. The amended and restated investment agreement requires Swartz, after the Company puts shares of common stock to it, to purchase the Company's common stock on the twentieth day following the put. The previous agreement enabled Swartz, in its sole discretion, to purchase the Company's common stock at any time during a twenty day period following the Company's put to it. By entering into the amended and restated investment agreement, the Company completed the sale of common stock to Swartz. Since the date of this private sale to Swartz is after the date the Company commenced its public offering, the Company may have sold securities to Swartz in violation of Section 5 of the Securities Act of 1933. Consequently, the two individual investors, the institutional investor and Swartz may have the right to rescind these purchases of common stock. In addition, Patriot and certain officers and directors of Patriot may be subject to civil and criminal penalties for potential violations of Section 5 of the Securities Act of 1933 and applicable state law as a result of these sales. Management believes that the possibility of damages related to these potential violations of Section 5 of the Securities Act of 1933 is remote and that such potential violations will have no material impact on the Company's financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (As restated)

                                     ASSETS



                                                                  February 28,           May 31,
                                                                      1999                1998
                                                                   (Unaudited)
Current Assets
     Cash and cash equivalents                                   $     16,800         $    602,456
     Accounts receivable                                              250,322              593,542
     Inventories (Note 3)                                             187,384              230,417
     Prepaid expenses and other                                       204,539              109,365
                                                                 ------------         ------------
       Total current assets                                           659,045            1,535,780

Property and equipment - net                                          531,579              453,211
Patents, trademarks, net                                              150,966              196,942
Other                                                                   3,721                3,721
                                                                 ============         ============
     Total Assets                                                $  1,345,311         $  2,189,654
                                                                 ============         ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
     Short-term notes payable                                    $    247,500         $         --
     Accounts payable                                               1,238,156              391,184
     Accrued liabilities                                              184,529              131,088
     Current portion - capital lease obligations                        1,916                2,179
                                                                 ------------         ------------
         Total current liabilities                                  1,672,101              524,451

Long-term Liabilities
     Capital lease obligations                                             --                1,355
     5% Convertible Term Debentures (Note 5)                               --              507,000
                                                                 ------------         ------------
         Total Liabilities                                          1,672,101            1,032,806

Stockholders' Equity (Deficit)
     Preferred stock $.00001 par value; authorized
       5,000,000 shares;  none outstanding                                 --                   --
     Common stock $.00001 par value; authorized
       60,000,000 shares;  41,063,915 and 37,880,776
       shares issued and outstanding (Note 4)                             411                  379
     Additional paid-in capital (Note 4)                           22,572,934           20,741,092
     Accumulated deficit                                          (22,900,135)         (19,584,623)
                                                                 ------------         ------------
                                                                     (326,790)           1,156,848
                                                                 ============         ============
     Total Liabilities and Stockholders' Equity (Deficit)        $  1,345,311         $  2,189,654
                                                                 ============         ============


                 See notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          (As restated and unaudited)

                                              Three Months Ended                      Nine Months Ended
                                                 February 28,                             February 28,
                                           1999                1998                 1999                 1998
Net sales                             $    271,525         $    253,691         $  1,108,022         $  1,140,711

Cost of sales                              113,425              109,430              683,323              546,130
                                      ------------         ------------         ------------         ------------

Gross profit                               158,100              144,261              424,699              594,581

Operating expenses:
     Research and development              478,571              475,214            1,634,060            1,299,975
     Selling, general and
       administrative                      407,483              389,043            1,770,158            2,620,908
                                      ------------         ------------         ------------         ------------
                                           886,054              864,257            3,404,218            3,920,883
                                      ------------         ------------         ------------         ------------
Operating loss                            (727,954)            (719,996)          (2,979,519)          (3,326,302)
                                      ------------         ------------         ------------         ------------
Other income (expenses):
     Interest income                            45               16,197                3,764               51,313
     Interest expense                      (12,970)             (32,563)             (19,455)             (92,360)
     Non-cash interest expense
       (Notes 4 and 5)                     (20,500)          (1,000,000)            (320,302)          (1,624,678)
                                      ------------         ------------         ------------         ------------
                                           (33,425)          (1,016,366)            (335,993)          (1,665,725)
                                      ------------         ------------         ------------         ------------
Net loss                              $   (761,379)        $ (1,736,362)        $ (3,315,512)        $ (4,992,027)
                                      ============         ============         ============         ============

Basic and diluted loss
     per common share:                $      (0.02)        $      (0.06)        $      (0.09)        $      (0.17)
                                      ============         ============         ============         ============

Weighted average number of
  common shares outstanding
  during the period (Note 1)            39,134,034           31,432,995           37,485,732           29,974,221
                                      ============         ============         ============         ============



                 See notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
       CONSOLIDATED STATEMENTS OF CASH FLOWS (As restated and unaudited)


                                                             Nine Months Ended February 28,
                                                               1999                 1998
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
      Net loss                                             $(3,315,512)        $(4,992,027)
      Adjustments to reconcile net loss
        to cash used in operating activities:
          Amortization and depreciation                        194,728             225,031
          Amortization of debt issuance costs                   48,000                  --
          Common stock and warrants issued
              for services                                      94,971              10,500
          Non-cash compensation expense                        445,000           1,245,000
          Non-cash interest expense related to
              convertible debentures, common stock
              and warrants (Notes 4 and 5)                     365,472           1,624,678
          Changes in:
             Accounts receivable                               136,220            (133,687)
              Inventories                                       43,033               1,206
              Prepaid and other assets                         (49,198)           (212,406)
              Accounts payable and accrued expenses            900,413               8,295
                                                           -----------         -----------
Net cash used in operating activities                       (1,136,873)         (2,223,410)
                                                           -----------         -----------

INVESTING ACTIVITIES:
      Purchase of property and equipment                      (273,096)           (285,701)

FINANCING ACTIVITIES:
      Proceeds from the issuance of notes payable              247,500                  --
      Proceeds from sale of accounts receivable                207,000                  --
      Principal payments on notes payable and
        long-term debt                                          (1,618)             (2,203)
      Proceeds from issuance of common stock
        and exercise of common stock warrants
        and options                                            371,431             230,283
      Proceeds from issuance of convertible notes                   --           3,000,000
                                                           -----------         -----------
          Net cash provided by financing activities            824,313           3,228,080
                                                           -----------         -----------

Net increase (decrease) in cash                               (585,656)            718,969
Cash and cash equivalents at
  beginning of period                                          602,456             477,675
                                                           -----------         -----------
Cash and cash equivalents at
  end of period                                            $    16,800         $ 1,196,644
                                                           ===========         ===========

Supplemental Disclosure of Cash Flow Information:
      Convertible debentures and accrued interest
        exchanged for common stock                         $   575,642         $ 1,498,566
                                                           ===========         ===========
      Cash payments for interest                           $    19,455         $    43,794
                                                           ===========         ===========


                 See notes to consolidated financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1. BASIS OF PRESENTATION

The consolidated financial statements of Patriot Scientific Corporation ("the Company") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended May 31, 1998.

In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. Operating results for the nine month periods are not necessarily indicative of the results that may be expected for the year.

LOSS PER SHARE

During the year ended May 31, 1998, the Company implemented Standard of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Under SFAS No. 128, basic loss per share is calculated as loss available to common stockholders divided by the weighted average number of common shares outstanding. Diluted loss per share is calculated as net loss divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options, common stock warrants, and debt convertible into common stock. Common stock options and warrants of 115,078 and 367,789 for the three months and 157,315 and 999,674 for the nine months and debt convertible into none and 2,707,522 common shares of stock for the three months and 330,726 and 2,351,774 common shares of stock for the nine months were not included in diluted loss per share for the periods ended February 28, 1999 or 1998, respectively, as the effect was antidilutive due to the Company recording losses in each of those periods.

In addition, 1,500,000 shares of common stock in escrow as of February 28, 1999 were not considered outstanding for diluted loss per share because these shares are subject to an earnout agreement which has not yet been met.

Options and warrants to purchase 3,474,291 shares of common stock at exercise prices from $0.45 to $2.30 per share were outstanding at February 28, 1999 but were not included in the computation of diluted loss per share because the exercise prices were greater than the average market price of the common shares. Options and warrants to purchase 4,426,791 shares of common stock at exercise prices from $0.80 to $7.50 per share were outstanding at February 28, 1998 but were not included in the computation of diluted loss per share because the exercise prices were greater than the average market price of the common shares.

                         PATRIOT SCIENTIFIC CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

SALE OF ACCOUNTS RECEIVABLE

The Company has adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A factoring line established by the Company with a bank enables the Company to sell selected accounts receivable invoices to the bank with recourse. These transactions qualify for a sale of assets since (1) the Company has transferred all of its right, title and interest in the selected accounts receivable invoices to the bank, (2) the bank may pledge, sell or transfer the selected accounts receivable invoices, and (3) the Company has no effective control over the selected accounts receivable invoices since it may not redeem the invoices sold previous to the invoices being greater than 90 days past due. Under SFAS 125, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The Company sold approximately $259,000 of its accounts receivable to a bank under a factoring agreement for approximately $207,000. Pursuant to the provisions of SFAS 125, the Company reflected the transaction as a sale of assets and established an accounts receivable from the bank for the retained amount less the costs of the transaction and less any anticipated future loss in the value of the retained asset. The retained amount is equal to 20% of the total accounts receivable invoice sold to the bank less 1% of the total invoice as an administrative fee and 1.75% per month of the total outstanding accounts receivable invoices as a finance fee. The fair value of the retained asset is based on the payment history of the accounts receivable customer.

MANAGEMENT'S PLAN

      At February 28, 1999, working capital was a negative $1,013,056 and cash and cash equivalents totaled $16,800. The Company has funded its operations primarily through the issuance of securities and debt financings. The Company's current cash requirements to sustain its operations for the next twelve months are estimated to be $1,600,000. The Company's management expects that these requirements will be provided:

      Internally by:

        - the cash profits related to the $3,355,000 kiosk order, a portion of which is anticipated as an advance payment during its first fiscal quarter of 2000 (June 1 to August 31, 1999), previous to any product shipments, and

       Externally by:

        - short-term debt instruments, including a receivable financing arrangement established with the Company's bank,

        -       private placement debt and/or equity financings, and

        -       the investment agreement.

                         PATRIOT SCIENTIFIC CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

Since February 28, 1999, the Company has issued short-term debt financings for $553,000 and sold equity to two private investors totaling $75,000. In February 1999, the Company entered into an agreement for up to $5,000,000 under an investment agreement as discussed in Note 6.

The $5,000,000 investment agreement allows the Company, at its sole discretion, to put common stock into the hands of Swartz Private Equity, LLC at a discount from market, ranging from 10% to 20% depending on the market price of the common stock. The puts are subject to common stock trading volume limitations and registration of the securities. The Company anticipates the initial put under the investment agreement will take place during the first quarter of fiscal year 2000, June 1 to August 31, 1999.

As discussed in Note 7, the offering that relates to this proposed $5,000,000 financing may be in violation of Section 5 of the Securities Act. The Company is also holding discussions with various other possible financing sources and management believes that additional financing can be obtained in the event that the proposed $5,000,000 financing is not completed. However, no assurance can be given that the Company, will, in fact, be able to obtain additional financing or that the terms of such financing will be favorable to it.

There can be no assurance that any funds required during the next twelve months or thereafter can be generated from operations or that if such required funds are not internally generated that funds will be available from external sources such as debt or equity financings or other potential sources. The funds anticipated from the kiosk order are subject to the Company's customer receiving funds from the Mexican Department of Tourism and on several occasions product shipments have been rescheduled pending the receipt of those funds. The lack of additional capital could force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on the Company's business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on existing shareholders of the Company.

2.  NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. The Company will implement SFAS No. 131 in its May 31, 1999 financial statements. Results of operations and financial position will be unaffected by implementation of the standard. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

                         PATRIOT SCIENTIFIC CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal periods beginning after June 15, 1999. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

3. INVENTORIES

Inventories are stated at cost (determined primarily by the weighted average cost method which approximates cost on a first-in, first-out basis) not in excess of market value.

Inventories at February 28, 1999 and May 31, 1998, consist of the following:

                            February 28, 1999   May 31, 1998
Component parts                 $ 389,938         $ 418,502
Work in process                    73,988            60,136
Finished goods                     88,458           116,779
                                ---------         ---------
                                  552,384           595,417
Reserve for obsolescence         (365,000)         (365,000)
                                ---------         ---------
                                $ 187,384         $ 230,417
                                =========         =========


4. STOCKHOLDERS' EQUITY

The following table summarizes equity transactions during the nine months ended February 28, 1999:

                                                                Common
                                                                 Shares            Amounts
                                                                 ------            -------
Balance June 1, 1998                                           37,880,776        $20,741,471
Issuance of stock and exercise of stock options                   892,387            266,402
Stock issued for conversion of debentures and related
  accrued interest                                              1,735,752            575,642
Stock released from escrow for purchased technology                    --            445,000
Exercise of warrants                                              555,000            200,000
Non-cash interest expense related to convertible notes
  and warrants recorded to additional paid-in capital                  --            344,830
                                                              -----------        -----------
Balance February 28, 1999                                      41,063,915        $22,573,345
                                                              ===========        ===========

                         PATRIOT SCIENTIFIC CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

A total of 5,000,000 shares of the Company's outstanding common stock were placed in escrow as a contingent cost of the Company's acquisition of its ShBoom technology in 1994. As such, when the escrowed shares are earned, they are charged to compensation costs. The terms of the escrow arrangement provide for an earnout formula of 500,000 shares for each $500,000 of revenues earned by the Company during the period from June 1, 1994 through May 31, 1999. Additionally, this agreement also provides for the full earnout of these shares if during the earnout period there is (i) any sale of the assets of the Company, (ii) a business combination with another entity where the Company is not the surviving entity, (iii) at least 75% of the Company's stock is tendered to another organization, and (iv) a liquidation or dissolution of the Company. Any of the contingent shares not earned by May 31, 1999 would be returned to the Company and canceled.

      During the nine months ended February 28, 1999 and 1998, 1,000,000 shares and 1,000,000 shares, respectively, were earned as a result of the arrangement and $445,000 and $1,245,000, respectively, were charged to compensation costs. The 1,000,000 shares that were earned during the nine months ended February 28, 1999 were released during the current period. At February 28, 1999, 3,500,000 shares remain in escrow of which 2,000,000 shares have been earned and charged to compensation costs but remain in escrow pending the outcome of a lawsuit between the Company, nanoTronics and the Fish Family Trust as discussed in Note 7 to the Consolidated Financial Statements. Upon the resolution of the lawsuit, the remaining shares held in escrow will either be released to the Falk Family Trust, used either partially or in their entirety as a means of settling the lawsuit, or be returned to the Company. At February 28, 1999, the 1,500,000 shares that have not met the earnout arrangement have been excluded from the calculation of basic or diluted earnings per share.

During the current fiscal quarter, in exchange for services, 279,326 shares of common stock were issued to the Company's attorneys. The fair value (as determined by the quoted market price) of the common stock in excess of the liability, $30,500, has been accounted for as additional general and administrative expense.

At February 28, 1999, the Company had 165,000 options outstanding pursuant to its 1992 ISO Stock Option Plan exercisable at prices ranging from $0.50 to $2.30 per share expiring beginning 2000 through 2001. The Company had 511,753 options outstanding pursuant to its 1992 NSO Stock Option Plan exercisable at prices ranging from $0.18 to $2.30 per share expiring beginning 1999 through 2002. The Company also had 3,296,691 options outstanding pursuant to its 1996 Stock Option Plan exercisable at $0.39 to $2.30 per share expiring beginning in 1999 through 2003. Some of the options outstanding under these plans are not presently exercisable and are subject to meeting vesting criteria.

As of October 1, 1995, the Board of Directors adopted the 1995 Employee Stock Compensation Plan providing for the issuance of up to 250,000 common shares to Employees, as defined.

                         PATRIOT SCIENTIFIC CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

Executive officers and directors were not eligible under the Plan. Through September 30, 1998, the Company had issued 217,600 common shares pursuant to the plan. The plan expired on September 30, 1998 with no additional common shares being issued.

At February 28, 1999, the Company had warrants outstanding to purchase 641,171 common shares at exercise prices ranging from $0.35 to $1.69 per share expiring beginning in 2000 through 2003. During the three months and nine months ended February 28, 1999, the Company issued warrants to a group of investors who had loaned the Company in the aggregate $147,500 under short-term notes payable. The Company has included $20,500 and $29,000 for the three months and the nine months ended February 28, 1999, respectively, related to the value of these warrants in "non-cash interest expense".


5.  5% CONVERTIBLE TERM DEBENTURES

In June 1997, the Company issued to a limited number of investors for cash an aggregate of $2,000,000 of unsecured 5% Convertible Term Debentures due June 2, 1999 ("Debentures") and Stock Purchase Warrants ("Warrants") with a right to purchase an aggregate 611,733 shares of common stock, par value $.00001 per share, at an exercise price of $1.69125. In September 1998, the exercise price for related warrants to purchase 370,000 shares of common stock was reduced from $1.69125 to $0.36. In November 1997, the Company issued to the same investors for cash an aggregate of $1,000,000 of Debentures due June 2, 1999 and Warrants with a right to purchase an aggregate 305,867 shares of common stock, par value $.00001 per share, at an exercise price of $1.50. In September 1998, the exercise price for related warrants to purchase 185,000 shares of common stock was reduced from $1.50 to $0.36. The additional warrants value, due to the reduction in the exercise price, of $142,500 was reflected as additional interest expense in the second fiscal quarter of 1999.

The principal and interest amount of each Debenture could, at the election of the holder, be converted in whole or in part and from time to time into fully paid and nonassessable shares of common stock, $.00001 par value, of the Company, at a price which was the lower of (i) $1.1646 per share or (ii) depending on the number of days the Debentures had been held after the funding date, from 75% to 91% of the average of the closing bid prices for the common stock for the ten consecutive trading days ending on the trading day immediately preceding such conversion date.

As of February 28, 1999, the Debentures had been fully converted into 6,069,345 common shares of the Company. In addition, as of February 28, 1999, the investors had exercised warrants to purchase 555,000 common shares of the Company.

Convertible debt instruments which are convertible at a discount to market were accounted for by treating such discount as additional interest expense. The Company computed the amount of the

                         PATRIOT SCIENTIFIC CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (Unaudited)

discount based on the difference between the conversion price and fair value of the underlying common stock on the dates the Debentures were issued. The Company recorded $2,160,941 of additional paid-in capital for the discount related to the embedded interest in the Debentures. Of this amount, $142,830 has been expensed during the nine months ended February 28, 1999 under the caption "Non-cash interest expense."

6. INVESTMENT AGREEMENT

In February 1999, the Company entered into an investment agreement with Swartz Private Equity, LLC which was amended and restated in July 1999. The amended and restated investment agreement entitles the Company, at the Company's option, to issue and sell its common stock for up to an aggregate of $5 million from time to time during a three-year period through July 12, 2002, subject to certain conditions including (1) an effective registration statement must be on file with the SEC registering the resale of the common shares, and (2) a limitation on the number of common shares which can be sold to Swartz within a 30 day time period based on the trading volume of the stock, among others. Swartz may purchase the common stock from the Company at a discount ranging from 10% to 20% depending on the price of the common stock. In addition to the common stock purchased, Swartz will receive warrants to purchase an additional 15% of the common stock equal to 110% of the market price on the last day of the purchasing period, subject to further semi-annual adjustment if the price of the common stock goes down.

7.  CONTINGENCIES


In October 1998, the Company was sued in the District Court for Travis County, Texas by the Fish Family Trust, a co-inventor of the original ShBoom technology. The suit also named as defendants nanoTronics and Gloria Felcyn on behalf of the Falk Trust. The suit sought a judgment for damages, a rescission of the Technology Transfer Agreement and a restoration of the technology to the co-inventor. The Company had the suit removed to the United States District Court for the Western District of Texas, Austin Division, and requested the Federal District Court to dismiss the suit based on lack of minimum contacts with Texas or, in the alternative, to transfer the case to the Southern District of California. In January 1999, the Federal District Court dismissed the suit for lack of subject matter and personal jurisdiction. The Fish Family Trust then refiled the suit in the Superior Court of San Diego County, California seeking remedies similar to the Federal District Court dismissed action. In March 1999, the Company joined with nanoTronics and Gloria Felcyn and filed its response and cross-complaint against the Fish Family Trust. The Company and the other defendants intend to vigorously contest the plaintiff's allegations. It is reasonably possible that the outcome of these matters may result in a material liability for the Company. Management does not believe, at this stage of the case, that it is possible to estimate the outcome of the litigation or a range of reasonably possible losses that might result from the suit.

In April 1999, the Company sold shares of common stock to two individuals in the accumulated amount of $75,000 and in June 1999 the Company issued shares to an institutional investor upon conversion of a short term note in the amount of $116,183. These sales occurred after the commencement of a public offering by the Company and, therefore, by making these sales the Company may have violated
Section 5 of the Securities Act. In July 1999, the Company amended and restated the investment agreement with Swartz to eliminate the discretion of Swartz as to the timing of its purchase of the Company's common stock. The amended and restated investment agreement requires Swartz, after the Company puts shares of common stock to it, to purchase the Company's common stock on the twentieth day following the put. The previous agreement enabled Swartz, in its sole discretion, to purchase the Company's common stock at any time during a twenty day period following the Company's put to it. By entering into the amended and restated investment agreement, the Company completed its sale of common stock to Swartz. Since this private sale to Swartz occurred after the Company commenced its public offering, the Company may have sold securities to Swartz in violation of Section 5 of the Securities Act. Consequently, the two individual investors, the institutional investor and Swartz may have the right to rescind these purchases of common stock. In addition, the Company and certain officers and directors of the Company may be subject to civil and criminal penalties for potential violation of either or both Section 5 of the Securities Act and applicable state law as a result of these sales. Management believes that the possibility of damages related to these potential violations of Section 5 of the Securities Act is remote and that such potential violations will have no material impact on the Company's financial statements.

Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                Table of Contents

Prospectus Summary ...................................................         5
Risk Factors .........................................................         7
Plan of Distribution .................................................        12
Selling Shareholders .................................................        13
The Company ..........................................................        19
Use of Proceeds ......................................................        40
Litigation ...........................................................        41

Management's Discussion and Analysis of Financial Condition
   and Results of Operations .........................................        41
Management ...........................................................        48
Principal Shareholders ...............................................        57
Certain Transactions .................................................        58
Trading Market and Related Matters ...................................        60
Description of Securities ............................................        61
Legal Matters ........................................................        62
Experts ..............................................................        62
Index to Financial Statements ........................................        F-1


                                  The Resale of
                                15,598,770 Shares
                                       of
                                  Common Stock
                                   Offered by
                              Selling Shareholders






                               PATRIOT SCIENTIFIC
                                   CORPORATION





                                   PROSPECTUS





                                  July 14, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      Pursuant to the Company's Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission ........          $ 2,600
Printing and Engraving .......................................            1,000*
Legal Fees and Expenses ......................................           40,000*
Accounting Fees ..............................................           20,000*
Blue Sky Fees and Expenses ...................................            1,000*
                                                                        -------
      Total ..................................................          $64,600*
                                                                        =======

---------
* Estimated

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

      The following sets forth certain information with respect to all common stock, $.00001 par value, of the Registrant sold by it within the three-year period preceding the date of this Registration Statement:

      (a) The Registrant offered and sold the following described securities, either for cash or in consideration of services rendered as indicated below, without registration under the Securities Act of 1933, as amended; and exemption for such sales from registration under the Act is claimed in reliance upon the exemption provided by Section 4(2) thereof on the basis that such offers and sales were transactions not involving any public offering. Appropriate precautions against transfer have been taken, including the placing of a restrictive legend on all certificates evidencing such securities. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

                                           Number of Common   Aggregate Purchase   Purchase Price Per
     Name               Date of Sale            Shares              Price              Share
     ----               ------------            ------              -----              -----
Sea, Ltd.              May 29, 1996            500,000(1)        $ 250,000          $.50 Cash
Robert Crawford        December 4, 1998        100,000              25,000           .25 Cash
                       December 16, 1998       100,000              23,000           .23 Cash
                       April 26, 1999          200,000              35,000           .175 Cash
                       April 28, 1999          100,000              20,000           .20 Cash

                                                        Number of Common     Aggregate Purchase     Purchase Price Per
     Name                      Date of Sale                  Shares                Price                Share
     ----                      ------------                  ------                -----                -----
James C. and
Josephine M. Zolin            December 29, 1998              130,435               30,000             .23 Cash
                              January 29, 1999                50,000               17,500             .35 Cash

Wayne Opperman                January 29, 1999                50,000               17,500             .35 Cash

Clifford E. Koerner           February 1, 1999               100,000               35,000             .35 Cash

Richard D. Daniels            February 1, 1999                50,000               17,500             .35 Cash

Luce, Forward, Hamilton
  and Scripps, LLP            February 11, 1999              279,326               94,971             .34 Services

William G. Crawford           April 28, 1999                 100,000               20,000             .20 Cash

Castle Creek Technology
   Partners, LLC              June 14, 1999                  397,205              116,183             .292 Note
                                                                                                           Conversion


(1) This reflects exercise of warrants granted as a portion of a unit sold at $.50 per unit, each consisting of one share of common stock and one warrant to purchase an additional share of common stock at a price of $.50 per share.

      (b) On February 29, 1996, the Registrant offered and sold for cash an aggregate of 253,166 shares of common stock at a price of $1.58 per share to a limited number of investors (all but one of whom already were shareholders of the Registrant), as well as warrants to purchase an additional 253,166 common shares at a price of $1.58 per share. During May 1996, such warrants were exercised resulting in the issuance of 126,583 common shares, and in August 1996 the remaining warrants were exercised. Also in August of 1996, 25,000 warrants granted with a manufacturing agreement were exercised at a price of $1.58 per share.

      (c) In November 1996, the Company issued 431,297 shares of common stock at $1.04 per share, in December 1996, the Company issued 933,622 shares at $0.85 to $1.08 per share; and in February 1997, the Company issued 160,184 shares at $1.27 per share. All of such issuances resulted from the conversion of 6% convertible subordinated notes and accrued interest thereon aggregating $1,517,015. These securities were offered and sold without registration under the Securities Act of 1933, as amended, and exemption for such sales from registration under the Act is claimed in reliance upon the exemption provided by Rule 903 of Regulation S thereunder on the basis that such offers and sales were made in offshore transactions to persons who were not "U.S. Persons" as defined in Rule 902 of Regulation S. Appropriate precautions were taken against transfer into the United States or to any "U.S. Person" during the applicable restricted period, including the placing of a restrictive legend on all certificates issued. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

      (d) On January 8, 1997, the Company issued 1,272,068 common shares to 56 persons in connection with the acquisition of Metacomp, Inc. pursuant to an Exchange Offer and Letter of Transmittal dated December 4, 1996. The effective date of the acquisition was December 26, 1996. The closing price of the common shares on December 26, 1996 was $1.375 per share, resulting in aggregate consideration of $1,749,094. These common shares were issued without registration under the Securities Act of 1933, as amended, pursuant to the exemption provided by Regulation D on the ground that such transactions did not involve any public offering. Appropriate precautions against transfer have been taken, including the placing of a restrictive legend on all certificates evidencing such securities. Such shares were issued without the aid of underwriters, and no sales commissions were paid.

      (e) During the period of November 1997 through September 1998, the Company issued 6,069,345 common shares to two investors pursuant to 5% convertible debentures aggregating $3,000,000 and the accrued interest thereon. The per share price for the conversions ranged from $.395 to $1.202. In addition to the principal, $98,977 of interest was converted into common shares. In September and October 1998, one of the investors exercised a warrant to purchase 555,000 shares of the Company's common stock at an exercise price of $.36036 per share. The securities were registered for resale on Forms S-3 which became effective in September and November 1997.



ITEM 27. EXHIBITS.

      The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 28. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes the following:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration, or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the date below.

DATED: July 14, 1999                   PATRIOT SCIENTIFIC CORPORATION


                                       By: /s/ LOWELL W. GIFFHORN
                                           -------------------------------------
                                           Lowell W. Giffhorn
                                           Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature                      Title                 Date
          ---------                      -----                 ----
/S/ JAMES T. LUNNEY            President, Director,        July 14, 1999
-----------------------------  Chief Executive Officer
James T. Lunney

/S/ LOWELL W. GIFFHORN         Chief Financial Officer,    July 14, 1999
-----------------------------  Principal Financial
Lowell W. Giffhorn             Officer and Principal
                               Accounting Officer


/S/ ELWOOD G. NORRIS           Chairman and Director       July 14, 1999
----------------------------
Elwood G. Norris

/S/ HELMUT FALK, JR.           Director                    July 14, 1999
----------------------------
Helmut Falk, Jr.

/S/ DONALD BERNIER             Director                    July 14, 1999
----------------------------
Donald Bernier

/S/ RICHARD G. BLUM            Director                    July 14, 1999
----------------------------
Richard G. Blum

                               Director
----------------------------
Frederick G. Thiel

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             Registration Statement
                        Under The Securities Act of 1933






                                    EXHIBITS








                         PATRIOT SCIENTIFIC CORPORATION
             (Exact name of registrant as specified in its charter)



                                      EX-1

                                  EXHIBIT INDEX

                         PATRIOT SCIENTIFIC CORPORATION


      The following exhibits are included as part of this registration statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in this Exhibit Index mean PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation.


Exhibit No. Document                                                               No.
----------  --------                                                               --
2.0         PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
            SUCCESSION.

2.1         Agreement to Exchange Technology for Stock in Patriot Scientific       (1)
            Corporation, incorporated by reference to Exhibit 2.1 to Form 8-K dated August 10, 1989

2.2         Assets Purchase Agreement and Plan of Reorganization dated June 22,    (1)
            1994, among the Company, nanoTronics Corporation and Helmut Falk, incorporated by reference to Exhibit 10.4 to Form 8-K dated July 6,
            1994

2.2.1       Amendment to Development Agreement dated April 23, 1996 between the    (1)
            Company and Sierra Systems, incorporated by reference to Exhibit
            2.2.1 to Pre-Effective Amendment No. 1 to Registration Statement on
            Form SB-2 dated April 29, 1996

2.3         Form of Exchange Offer dated December 4, 1996 between the Company      (1)
            and certain shareholders of Metacomp, Inc. incorporated by reference to Exhibit 2.3 to Form 8-K dated January 9, 1997

2.4         Letter of Transmittal to Accompany Shares of Common Stock of           (1)
            Metacomp, Inc. Tendered Pursuant to the Exchange Offer Dated
            December 4, 1996 incorporated by reference to Exhibit 2.4 to Form
            8-K dated January 9, 1997

3.0         ARTICLES AND BYLAWS.

3.1         Original Articles of Incorporation of the Company's predecessor,       (1)
            Patriot Financial Corporation, incorporated by reference to Exhibit
            3.1 to registration statement on Form S-18, file no. 33-23143-FW

3.2         Articles of Amendment of Patriot Financial Corporation, as filed       (1)
            with the Colorado Secretary of State on July 21, 1988, incorporated by reference to Exhibit 3.2 to registration statement on Form S-18,
            File No. 33-23143-FW

3.3         Certificate of Incorporation of the Company, as filed with the         (1)
            Delaware Secretary of State on March 24, 1992, incorporated by reference to Exhibit 3.3 to Form 8-K dated May 12, 1992

3.3.1       Certificate of Amendment to the Certificate of Incorporation of the    (1)
            Company, as filed with the Delaware Secretary of State on April 18,
            1995, incorporated by reference to Exhibit 3.3.1 to Form 10-KSB for the fiscal year ended May 31, 1995



                                      EX-2

Exhibit No. Document                                                               No.
----------  --------                                                               --
3.3.2       Certificate of Amendment to the Certificate of Incorporation of the    (1)
            Company, as filed with the Delaware Secretary of State on June
            19,1997, incorporated by reference to Exhibit 3.3.2 to Form 10-KSB for the fiscal year ended May 31, 1997

3.4         Articles and Certificate of Merger of Patriot Financial Corporation    (1)
            into the Company dated May 1, 1992, with Agreement and Plan of
            Merger attached thereto as Exhibit A, incorporated by reference to
            Exhibit 3.4 to Form 8-K dated May 12, 1992

3.5         Certificate of Merger issued by the Delaware Secretary of State on     (1)
            May 8, 1992, incorporated by reference to Exhibit 3.5 to Form 8-K dated May 12, 1992

3.6         Certificate of Merger issued by the Colorado Secretary of State on     (1)
            May 12, 1992, incorporated by reference to Exhibit 3.6 to Form 8-K dated May 12, 1992

3.7         Bylaws of the Company, incorporated by reference to Exhibit 3.7 to     (1)
            Form 8-K dated May 12, 1992

4.0          INSTRUMENTS ESTABLISHING RIGHTS OF SECURITY HOLDERS.

4.1         Specimen common stock certificate, incorporated by reference to        (1)
            Exhibit 4.1 Form 8-K dated May 12, 1992

4.2         Form of Stock Purchase Warrant (Labway Corporation) dated February     (1)
            29, 1996, exercisable to purchase 253,166 common shares at $1.58 per share until August 31, 1996, granted to investors in connection with an offering of securities made in reliance upon Regulation S, incorporated by reference to Exhibit 4.2 to Form 10-QSB for fiscal quarter ended 2/29/96

4.3         Form of 6% Convertible Subordinated Promissory Note due September      (1)
            30, 1998 aggregating $1,500,000 to six investors incorporated by reference to Exhibit 4.3 to Form 10-QSB for fiscal quarter ended
            August 31, 1996

4.4         Form of 5% Convertible Term Debenture (CC Investments, LDC) due June   (1)
            2, 1999 aggregating $2,000,000 to two investors incorporated by reference to Exhibit 4.4 to Form 8-K dated June 16, 1997

4.5         Form of Stock Purchase Warrant (CC Investments, LDC) dated June 2,     (1)
            1997 exercisable to purchase an aggregate of 400,000 common shares at $1.69125 per share until June 2, 2002, granted to two investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.5 to Form 8-K dated June 16,
            1997

4.6         Registration Rights Agreement dated June 2, 1997 by and among the      (1)
            Company and CC Investments, LDC and the Matthew Fund, N.V. related to the registration of the common stock related to Exhibits 4.4 and
            4.5 incorporated by reference to Exhibit 4.6 to Form 8-K dated June
            16, 1997


                                      EX-3

Exhibit No. Document                                                               No.
----------  --------                                                               --
4.7         Form of Warrant to Purchase Common Stock (Swartz Family Partnership,   (1)
            L.P.) dated June 2, 1997 exercisable to purchase an aggregate of
            211,733 common shares at $1.69125 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.7 to Form 8-K dated June 16, 1997

4.8         Registration Rights Agreement dated June 2, 1997 by and among the      (1)
            Company and Swartz Investments, LLC related to the registration of the common stock related to Exhibit 4.7 incorporated by reference to
            Exhibit 4.8 to Form 8-K dated June 16, 1997

4.9         Form of 5% Convertible Term Debenture (CC Investments, LDC) due June   (1)
            2, 1999 aggregating $1,000,000 to two investors incorporated by reference to Exhibit 4.9 to Form 10-KSB for the fiscal year ended
            May 31, 1998

4.10        Form of Stock Purchase Warrant (CC Investments, LDC) dated November    (1)
            24, 1997 exercisable to purchase an aggregate of 200,000 common shares at $1.50 per share until June 2, 2002, granted to two investors in connection with the offering of securities described in
            Exhibit 4.9 incorporated by reference to Exhibit 4.10 to Form 10-KSB for the year ended May 31, 1998

4.11        Form of Warrant to Purchase Common Stock (Swartz Family Partnership,   (1)
            L.P.) dated November 24, 1997 exercisable to purchase an aggregate of 105,867 common shares at $1.50 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to
            Exhibit 4.11 to Form 10-KSB for the year ended May 31, 1998

4.12        Form of Warrant to Purchase Common Stock (Investor Communications      (1)
            Group, Inc.) dated June 16, 1997 exercisable to purchase an aggregate of 130,000 common shares at prices ranging from $2.50 to
            $7.50 per share until June 15, 1999 incorporated by reference to
            Exhibit 4.12 to Form 10-KSB for the year ended May 31, 1998

4.13        Warrant to Purchase Common Stock issued to Spellcaster                 (1)
            Telecommunications, Inc. dated April 28, 1998 exercisable to purchase an aggregate of 100,000 common shares at $1.25 per share until April 28, 2000 incorporated by reference to Exhibit 4.13 to
            Form 10-KSB for the year ended May 31, 1998

4.14        Investment agreement dated February 24, 1999 by and between the        (1)
            Company and Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated by reference to Exhibit 4.14 to
            Form 10-QSB/A for the fiscal quarter ended November 30, 1998

4.15        Registration Rights Agreement dated February 24, 1999 by and between   (1)
            the Company and Swartz Private Equity, LLC related to the
            registration of the common stock related to Exhibit 4.14
            incorporated by reference to Exhibit 4.15 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998



                                      EX-4

Exhibit No. Document                                                               No.
----------  --------                                                               --
4.16        Form of Warrant to Purchase Common Stock (Swartz Private Equity,       (1)
            LLC) dated February 24, 1999 exercisable to purchase commn shares in connection with the offering of securities in Exhibit 4.14 incorporated by reference to Exhibit 4.16 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998

4.17        Amended and Restated Investment Agreement dated July 12, 1999          (2)
            by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 filed herewith

5.0         OPINION RE LEGALITY.

5.1         Legal opinion of Luce, Forward, Hamilton & Scripps LLP, attorneys at   (2)
            law

10.0        MATERIAL CONTRACTS.

10.1        1992 Incentive Stock Option Plan of the Company, incorporated by       (1)
            reference to Exhibit 10.1 to Form 8-K dated May 12, 1992

10.1.1      Amendment to 1992 Incentive Stock Option Plan dated January 11,        (1)
            1995, incorporated by reference to Exhibit 10.1.1 to Form S-8 dated
            July 17, 1996

10.2        1992 Non-Statutory Stock Option Plan of the Company, incorporated by   (1)
            reference to Exhibit 10.2 to Form 8-K dated May 12, 1992

10.2.1      Amendment to 1992 Non-Statutory Stock Option Plan dated January 11,    (1)
            1995 incorporated by reference to Exhibit 10.2.1 to Form 10-KSB for fiscal year ended May 31, 1996

10.3        Lease Agreement between the Company's subsidiary Metacomp, Inc. and    (1)
            Clar-O-Wood Partnership, a California limited partnership dated
            April 11, 1991 as amended November 11, 1992 and November 2, 1995 incorporated by reference to Exhibit 10.3 to Form 10-KSB for fiscal year ended May 31, 1997

10.4        Stock Purchase Agreement dated November 29 and 30, 1995, between the   (1)
            Company and SEA, Ltd., incorporated by reference to Exhibit 10.4 to
            Form 8-K dated December 11, 1995

10.4.1      Letter Amendment to Stock Purchase Agreement dated February 21,        (1)
            1996, between the Company and SEA, Ltd., incorporated by reference to Exhibit 10.4.1 to Form 10-QSB for fiscal quarter ended 2/29/96

10.5        1995 Employee Stock Compensation Plan of the Company, incorporated     (1)
            by reference to Exhibit 10.5 to Form 10-QSB for fiscal quarter ended
            11/30/95

10.6        Letter Stock and Warrant Agreement dated January 10, 1996 between      (1)
            the Company and Robert E. Crawford, Jr., incorporated by reference to Exhibit 10.6 to Form 10-QSB for fiscal quarter ended February 29,
            1996

10.7        Non-Exclusive Manufacturing and Line of Credit Agreement dated         (1)
            February 28, 1996, between the Company and Labway Corporation, incorporated by reference to Exhibit 10.7 to Form 10-QSB for fiscal quarter ended February 29, 1996

10.8        Distribution and Representation Agreement dated February 28, 1996,     (1)
            between the Company and Innoware, Inc., incorporated by reference to
            Exhibit 10.8 to Form 10-QSB for fiscal quarter ended February 29,
            1996


                                      EX-5

Exhibit No. Document                                                               No.
----------  --------                                                               --
10.9        Employment Agreement dated November 20, 1995 between the Company and   (1)
            Elwood G. Norris, incorporated by reference to Exhibit 10.9 to
            Registration Statement on Form SB-2 dated March 18, 1996

10.9.1      First Amendment to Employment Agreement dated May 17, 1996 between     (1)
            the Company and Elwood G. Norris, incorporated by reference to
            Exhibit 10.9.1 to Pre-Effective Amendment No. 2 to Registration
            Statement on Form SB-2 dated May 23, 1996

10.10       Employment Agreement dated November 20, 1995 between the Company and   (1)
            Robert Putnam, incorporated by reference to Exhibit 10.10 to
            Registration Statement on Form SB-2 dated March 18, 1996

10.11       Sales Contractual Agreement dated March 19, 1996 between the Company   (1)
            and Evolve Software, Inc., incorporated by reference to Exhibit
            10.11 to Pre-Effective Amendment No. 1 to Registration Statement on
            Form SB-2 dated April 29, 1996

10.11.1     Two Year Stock Purchase Warrant dated March 19, 1996 Granted to        (1)
            Evolve Software, Inc. Providing for the Purchase of up to 50,000
            Common Shares at $2.85, incorporated by reference to Exhibit 10.11.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form
            SB-2 dated April 29, 1996

10.12       Employment Agreement dated as of May 8, 1996 between the Company and   (1)
            Michael A. Carenzo, including Schedule A - Stock Option Agreement, incorporated by reference to Exhibit 10.12 to Pre-Effective
            Amendment No. 2 to Registration Statement on Form SB-2 dated May 23,
            1996

10.13       1996 Stock Option Plan of the Company dated March 25, 1996 and         (1)
            approved by the Shareholders on May 17, 1996, incorporated by reference to Exhibit 10.13 to Pre-Effective Amendment No. 2 to
            Registration Statement on Form SB-2 dated May 23, 1996

10.14       Sales Contractual Agreement dated June 20, 1996 between the Company    (1)
            and Compunetics Incorporated incorporated by reference to Exhibit
            10.14 to Form 10-KSB for fiscal year ended May 31, 1996

10.15       Sales Contractual Agreement dated July 31, 1996 between the Company    (1)
            and Premier Technical Sales, Inc. incorporated by reference to
            Exhibit 10.15 to Form 10-KSB for fiscal year ended May 31, 1996

10.16       Employment Agreement dated January 1, 1997 between the Company and     (1)
            Norman J. Dawson incorporated by reference to Exhibit 10.16 to Form
            10-KSB for fiscal year ended May 31, 1997

10.17       Employment Agreement dated January 1, 1997 between the Company and     (1)
            Jayanta K. Maitra incorporated by reference to Exhibit 10.17 to Form
            10-KSB for fiscal year ended May 31, 1997

10.18       Technology License and Distribution Agreement dated June 23, 1997      (1)
            between the Company and Sun Microsystems, Inc. incorporated by reference to Exhibit 10.18 to Form 10-KSB for the fiscal year ended
            May 31, 1997



                                      EX-6

Exhibit No. Document                                                               No.
----------  --------                                                               --
10.19       Employment Agreement dated March 23, 1998 between the Company and      (1)
            James T. Lunney incorporated by reference to Exhibit 10.19 to
            Form 10-KSB for the fiscal year ended May 31, 1998

10.20       Employment Agreement dated July 28, 1997 between the Company and       (1)
            Phillip Morettini incorporated by reference to Exhibit 10.20 to Form
            10-KSB for the fiscal year ended May 31, 1998

10.21       Employment Agreement dated July 23, 1998 between the Company and       (1)
            Lowell W. Giffhorn incorporated by reference to Exhibit 10.21 to
            Form 10-KSB for the fiscal year ended May 31, 1998

23.0        CONSENTS OF EXPERTS AND COUNSEL.

23.1        Consent of BDO Seidman, LLP                                            (2)

23.2        Consent of Luce, Forward, Hamilton & Scripps LLP, attorneys at law     (2)
            (included in Exhibit 5.1)

23.3        Consent of Harlan & Boettger, LLP, Certified Public Accountants        (2)

99.0        ADDITIONAL EXHIBITS.

99.1        Form of ISO Plan Option (Gaspar) dated May 29, 1992, incorporated by   (1)
            reference to Exhibit 28.2 to registration statement on Form SB-2, file no. 33-57858

99.2        Form of NSO Plan Option (Berlin) dated May 29, 1992, incorporated by   (1)
            reference to Exhibit 28.3 to registration statement on Form SB-2, file no. 33-57858

99.3        Form of Incentive Stock Option Agreement to the Company's 1996 Stock   (1)
            Option Plan (individual agreements differ as to number of shares, dates, prices and vesting), incorporated by reference to
            Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2
            dated May 23, 1996

99.4        Form of NonQualified Stock Option Agreement to the Company's 1996      (1)
            Stock Option Plan (individual agreement differ as to number of shares, date, prices and vesting), incorporated by reference to
            Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2
            dated May 23, 1996

99.5        Press Release of the Company dated November 4, 1996 incorporated by    (1)
            reference to Exhibit 99.5 to Form 8-K dated January 9, 1997


----------
(1)     Previously filed in indicated registration statement or report.

(2)     Exhibit filed herewith this Registration Statement on Form SB-2.



                                      EX-7